   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PEREGRINE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

           DELAWARE                           7372                          95-3773312
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                            ------------------------

                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 481-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                               RICHARD T. NELSON
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 481-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                            DOUGLAS H. COLLOM, ESQ.
                            ROBERT F. KORNEGAY, ESQ.
                             MARK B. BAUDLER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED         PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.001 par value                    1,301,419             $15.00           $19,521,285          $6,617.39

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on November 6, 1997.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1997

PROSPECTUS

                                1,301,419 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

       This Prospectus relates to an aggregate of 1,301,419 shares (the "Shares") of Common Stock, $0.001 par value, of Peregrine Systems, Inc. ("Peregrine" or the "Company") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Shares were acquired by the Selling Stockholders on September 19, 1997 in connection with the Company's acquisition of United Software, Inc. ("United" or "Apsylog") pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997 (the "Merger Agreement"). See "Acquisition of Apsylog."

       The Shares may be offered for sale by the Selling Stockholders from time to time in the over-the-counter market, in the Nasdaq National Market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders directly to purchasers or through agents, underwriters or dealers. See "Principal and Selling Stockholders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (a "Prospectus Supplement").

       The Selling Stockholders will receive all of the net proceeds from the sale of Shares held by them and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares.

       The Selling Stockholders and any broker/dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions, discounts or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRGN." On November 6, 1997, the last reported sale price of the Common Stock was $15.25 per share. See "Price Range of Common Stock."
                             ---------------------

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.
                               ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OF ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                              -------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

THE DATE OF THIS PROSPECTUS IS           , 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................     2
Trademarks................................................................     2
Forward Looking Statements................................................     2
Prospectus Summary........................................................     3
Risk Factors..............................................................     6
Use of Proceeds...........................................................    15
Dividend Policy...........................................................    15
Capitalization............................................................    16
Selected Consolidated Financial Data......................................    17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    18
Business..................................................................    30
Acquisition of Apsylog....................................................    36
Management................................................................    38
Certain Transactions......................................................    48
Principal and Selling Stockholders........................................    50
Description of Capital Stock..............................................    53
Shares Eligible for Future Sale...........................................    56
Plan of Distribution......................................................    58
Legal Matters.............................................................    59
Experts...................................................................    59
Index to Financial Statements.............................................   F-1

                             ---------------------

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and through the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                                   TRADEMARKS

    PEREGRINE SYSTEMS, SERVICECENTER, STATIONVIEW and OPENSNA are registered United States trademarks of the Company. ASSETCENTER, PNMS, SERVERVIEW and IR EXPERT are also trademarks of the Company. This Prospectus also contains trademarks and tradenames of other companies.

                           FORWARD LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS," AND "ACQUISITION OF APSYLOG" AS WELL AS IN THE PROSPECTUS GENERALLY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, WHICH PROSPECTIVE INVESTORS SHOULD REVIEW CAREFULLY.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND "ACQUISITION OF APSYLOG" AS WELL AS IN THE PROSPECTUS GENERALLY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Peregrine is a leading provider of Enterprise Service Desk software. The Company develops, markets and supports SERVICECENTER, an integrated suite of applications that automates the management of complex, enterprise-wide information technology ("IT") infrastructures. SERVICECENTER is designed to address the IT management requirements of large organizations and can be deployed across all major hardware platforms and network operating systems and protocols. SERVICECENTER utilizes advanced client/server and sophisticated intelligent agent technologies and a modular architecture.

    The development of the market for the Company's products reflects an increasingly competitive business environment in which information technology has become an important source of competitive advantage. Organizations rely heavily on information technology in efforts to improve operational efficiency, react more quickly to changes in the marketplace, and better understand and respond to customer needs. IT is an integral part of many core business functions, including plant management, inventory management, and customer billing, and is critical to many new tactical and strategic initiatives such as business process reengineering, supply chain management, and enhanced customer care.

    Most traditional IT management solutions have been designed to address a limited set of problems, principally problem tracking and problem resolution. These applications have been deployed on a departmental or divisional level or have otherwise taken a segmented approach to IT management that requires a specific and separate application to manage each component or system within the IT infrastructure and that does not permit integration with other third party IT applications. The Company's SERVICECENTER suite of applications offers capabilities beyond those of traditional internal help desk solutions and is intended to create an Enterprise Service Desk capable of meeting the broader operational and strategic needs of business enterprises. SERVICECENTER provides an integrated and automated suite of six applications, consisting of problem management, knowledge-based resolution, change management, inventory/configuration management, order and catalog management, and financial management.

    The Company believes that its future growth and profitability will depend on a number of factors, including, among others, factors relating to the quality of its products and to its ability to further penetrate existing markets and to penetrate new markets. In that regard, the Company's strategy is focused on maintaining and enhancing its technological position and the functionality of its products; broadening its target markets from the Fortune 500 to include smaller organizations worldwide comprising the Global 2000; expanding international sales; leveraging a product authorship model that rewards individual product developers based on sales of products developed by them; leveraging a direct sales model intended to minimize the number of remote sales offices and focus on effective use of telephone and network communications; implementing and expanding existing programs aimed at improving customer relationships through information exchanges among the Company, existing customers, and prospective customers; and expanding its distribution channels through relationships with third party distributors; system integrators, and original equipment manufacturers.

                             ACQUISITION OF APSYLOG

    On August 29, 1997, the Company's Board of Directors approved the acquisition of Apsylog S.A., a corporation organized under the laws of the Republic of France, through the acquisition of all the outstanding shares of United Software, Inc., a Delaware corporation that holds all the outstanding share capital of Apsylog S.A. (the "Apsylog Acquisition"). The Apsylog Acquisition was completed in September 1997. Unless the context otherwise requires, Apsylog S.A. and United Software, Inc. are referred to collectively in this Prospectus as "Apsylog."

    Apsylog is a leading provider of IT asset management software solutions. The development of a market for asset management solutions in recent years has paralleled that of the market for Enterprise Service Desk solutions and reflects the need of large organizations to manage increasingly complex and dispersed IT infrastructures. Apsylog's ASSETMANAGER product line, now renamed ASSETCENTER, provides asset management capabilities for IT infrastructures by tracking an organization's assets throughout their life cycles, thereby permitting more informed investment decisions in the acquisition, change and disposition of IT assets. The Company believes that ASSETCENTER will complement SERVICECENTER, allowing the Company to deliver an integrated suite of software applications and enabling organizations to take a more comprehensive approach to managing their IT infrastructures.

    In connection with the Apsylog Acquisition, the Company issued an aggregate of 1,916,213 shares of the Company's Common Stock to the stockholders of United Software, Inc., including 32,021 shares issuable upon exercise of outstanding options held by employees of Apsylog and assumed by the Company. The Company issued such shares to the stockholders of Apsylog in reliance on the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof and Regulation D and Regulation S promulgated thereunder. The Apsylog Acquisition was treated as a "purchase" for accounting and financial reporting purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition of Apsylog" and "Acquisition of Apsylog."

                            ------------------------

    The Company was incorporated in California in 1981 and reincorporated in Delaware in 1994. Unless the context otherwise requires, references in this Prospectus to "Peregrine" and the "Company" refer to Peregrine Systems, Inc., a Delaware corporation, its predecessor, Peregrine Systems, Inc., a California corporation, and except as otherwise indicated, its subsidiaries, including Apsylog. The Company's executive offices are located at 12670 High Bluff Drive, San Diego, California 92130, and its telephone number at that address is (619) 481-5000.

                                  THE OFFERING

Common Stock offered by the Selling
  Stockholders..............................  1,301,419 shares
Common Stock to be outstanding after the
  offering..................................  17,175,094 shares (1)
Nasdaq National Market symbol...............  PRGN

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        SIX MONTHS ENDED
                                                    YEAR ENDED MARCH 31,                 SEPTEMBER 30,
                                          -----------------------------------------  ----------------------
                                                                       1997                   1997
                                                               --------------------  ----------------------
                                                                            PRO                     PRO
                                            1995       1996     ACTUAL   FORMA (2)    ACTUAL     FORMA (3)
                                          --------   --------  --------  ----------  ---------   ----------
STATEMENT OF OPERATIONS DATA:
  Total revenues........................  $19,628    $ 23,766  $ 35,035  $  41,503   $ 23,218    $  27,697
  Gross profit..........................   15,662      19,825    30,159     33,114     19,214       21,739
  Acquired in-process research and
    development.........................      606       --        --        --         34,775(4)    --
  Operating income (loss)...............   (3,919)     (4,266)    4,688     (1,117 )  (30,101)       2,563
  Net income (loss).....................       51(5)   (6,411)    5,802        322    (31,577)       1,077
  Net income (loss) per share...........             $  (0.52) $   0.39  $    0.02   $  (2.14)   $    0.05
  Shares used in per share
    calculation.........................   12,250      12,331    14,964     16,880     14,777       19,933

                                                           SEPTEMBER 30,
                                                               1997
                                                         -----------------
BALANCE SHEET DATA:
  Cash and equivalents.................................      $  16,754
  Working capital......................................          9,101
  Total assets.........................................         40,343
  Stockholders' equity.................................         14,060

--------------------------
(1) Based upon shares outstanding as of September 30, 1997. Excludes 4,202,180 shares of Common Stock issuable upon exercise of options outstanding at September 30, 1997 under the Company's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan and 1994 Stock Option Plan at a weighted average exercise price of 2.74 and 32,021 shares of Common Stock issuable upon exercise of options assumed in connection with the Apsylog Acquisition at a weighted average exercise price of $0.32. Also excludes 766,602 shares reserved at September 30, 1997 for future issuance under the 1994 Stock Option Plan, the 1997 Director Option Plan and the 1997 Employee Stock Purchase Plan and 1,824,000 shares reserved after September 30, 1997 for future issuance under the 1994 Stock Option Plan. See "Management--Stock Plans," "Description of Capital Stock" and Notes 10 and 13 of Notes to Consolidated Financial Statements.

(2) Pro forma to give effect to the Apsylog Acquisition as if such acquisition had taken place as of April 1, 1996 (excluding the impact of $34.8 million in acquired in-process research and development associated with the Apsylog Acquisition). The Apsylog Acquisition was accounted for as a "purchase" transaction. See "Acquisition of Apsylog."

(3) Pro forma to give effect to the Apsylog Acquisition as if such acquisition had taken place as of April 1, 1997 (excluding the impact of $34.8 million in acquired in-process research and development associated with the Apsylog Acquisition).

(4) Acquired in-process research and development charge relates to the Apsylog Acquisition. See Note 13 of Notes to Consolidated Financial Statements.

(5) Includes a gain on the sale of a software product line in April 1994 of $4,025,000. See Note 4 of Notes to Consolidated Financial Statements.

                           --------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A TWO-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN FEBRUARY 1997 IN THE FORM OF A STOCK DIVIDEND. SEE "DESCRIPTION OF CAPITAL STOCK."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

LIMITED PROFITABILITY; HISTORY OF OPERATING LOSSES

    Through September 30, 1997, the Company has recorded cumulative net losses of approximately $47.4 million, including approximately $34.8 million related to the write-off of acquired in-process research and development incurred in connection with the Apsylog Acquisition. In recent years, the product lines of both the Company and Apsylog have changed substantially. The Company's SERVICECENTER product, from which the Company derived substantially all of its license revenues for the fiscal year ended March 31, 1997 and for the six months ended September 30, 1997, only began shipping in mid-1995. Apsylog's ASSETCENTER product only began shipping in mid-1996. As a result, prediction of the Company's future operating results is difficult, if not impossible. Although the Company achieved profitability during the year ended March 31, 1997 and for the six months ended September 30, 1997 (excluding the impact of the write-off of $34.8 million related to acquired in-process research and development incurred in connection with the Apsylog Acquisition), there can be no assurance that the Company will be able to remain profitable on a quarterly or annual basis. In addition, the Company does not believe that the growth in revenues it has experienced in recent years is indicative of future revenue growth or future operating results. See "--Product Concentration; Dependence on Market Acceptance of Enterprise Service Desk Software," "--Risks Associated with Apsylog Acquisition and Future Acquisitions," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

    The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond the Company's control. These factors include, among others, the ability of the Company to develop, introduce and market new and enhanced versions of its software on a timely basis; market demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of new software product announcements or releases by the Company or its competitors; changes in pricing policies by the Company or its competitors; changes in the Company's business strategies; budgeting cycles of its potential customers; changes in the mix of software products and services sold; changes in the mix of revenues attributable to domestic and international sales; the impact of acquisitions of competitors; the impact of acquisitions by the Company, including the Apsylog Acquisition; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; and personnel changes. The Company has often recognized a substantial portion of its revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's business has experienced and is expected to continue to experience seasonality. The Company's revenues and operating results in its December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, while revenues and operating results in the March quarter typically benefit from the efforts of the Company's sales force to meet fiscal year-end sales quotas. In addition, the Company is currently attempting to expand its presence in international markets, including Europe, the Pacific Rim and Latin America. International revenues comprise a significant percentage of the Company's total revenues, and the Company may experience additional variability in demand associated with seasonal buying patterns in such foreign markets. In particular, the quarter ended September 30 tends to reflect the effects of summer slowing of international business activity, particularly in Europe. See "--International Operations; Currency Fluctuations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT CONCENTRATION; DEPENDENCE ON MARKET ACCEPTANCE OF ENTERPRISE SERVICE
  DESK SOFTWARE

    The Company currently derives substantially all of its license revenues from the sale of SERVICECENTER and expects SERVICECENTER to account for a significant portion of the Company's revenues for the foreseeable future. The Company's future operating results are dependent upon continued market acceptance of SERVICECENTER, including future enhancements, as well as market acceptance of ASSETCENTER. Factors adversely affecting the pricing of, demand for, or market acceptance of SERVICECENTER or ASSETCENTER, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's product strategy has focused on integrating a broad array of IT management applications with other traditional internal help desk applications to create an Enterprise Service Desk. The market for Enterprise Service Desk software is relatively new and is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The Company's future financial performance will depend in part on continued growth in the number of organizations implementing Enterprise Service Desk solutions.

RISKS ASSOCIATED WITH APSYLOG ACQUISITION AND FUTURE ACQUISITIONS

    The Apsylog Acquisition involves a significant amount of integration of two companies that have previously operated independently. The principal operations of Apsylog, including most of its employees, are located in Paris, France. No assurance can be given that difficulties will not be encountered in integrating certain products, technologies or operations of Apsylog with the Company or that the benefits expected from such integration will be realized or that Apsylog employee morale will not be adversely affected by the integration process. Such integration could result in a diversion of management's time and attention, which could have a material adverse effect on revenues and results of operations. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations or of integrating personnel with disparate business backgrounds and different corporate cultures. There can be no assurance that either company will retain its key personnel, that the engineering teams of Apsylog and the Company will successfully cooperate and realize any technological benefits or that Apsylog or the Company will realize any of the other anticipated benefits of the Apsylog Acquisition. Apsylog's ASSETCENTER product has traditionally been sold into an organization's finance or procurement departments as opposed to SERVICECENTER, which is typically purchased by the IT Department. There can be no assurance that the Company will be successful in continuing to sell to such constituencies or that it can successfully persuade customers and potential customers that an integrated approach to managing IT assets is desirable. In addition, the public announcement and consummation of the Apsylog Acquisition could result in the cancellation, termination or nonrenewal of arrangements with Apsylog by suppliers, distributors or customers of Apsylog or the loss of certain key Apsylog employees, or the termination of negotiations or delays in ordering by prospective customers of Apsylog as a result of uncertainties associated with the Apsylog Acquisition. Any significant amount of cancellations, terminations, delays or nonrenewals of arrangements with Apsylog or loss of key employees or termination of negotiations or delays in ordering could have a material adverse effect on the business, operating results or financial condition of the Company.

    Apsylog's success depends to a significant extent upon a limited number of members of Apsylog's senior management, certain development personnel, and other key Apsylog employees. Apsylog's future performance will also depend in significant part upon the continued service of its key technical, sales and senior management personnel following the Apsylog Acquisition. Only certain of these individuals (including Apsylog's Chief Executive Officer and seven additional employees) will be bound by non-competition agreements. In addition, in connection with the Apsylog Acquisition, all repurchase restrictions on shares of restricted Apsylog Common Stock held by Apsylog stockholders lapsed and all unvested options in respect of Apsylog Common Stock vested and became immediately exercisable. The loss of the services of one or more of Apsylog's executive officers, development personnel, or other key employees or the decision of one or more of such officers or key employees to join a competitor or otherwise compete directly or indirectly with the Company could have a material adverse effect on the Company's business, operating results and financial condition.

    In addition to the Apsylog Acquisition and as part of its business strategy, the Company may make acquisitions of, or significant investments in, businesses that offer complementary products, services and technologies. There can be no assurances that the Company will make any additional acquisitions in the future. Any such future acquisitions or investments would present risks commonly encountered in acquisitions of businesses. Such risks include, among others, the difficulty of assimilating the technology, operations or personnel of the acquired businesses, the potential disruption of the Company's on-going business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel, clients, or technologies, the maintenance of uniform standards, controls, procedures, and policies and the impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel. The Company expects that future acquisitions, if any, could provide for consideration to be paid in cash, shares of stock or a combination of cash and stock. In the event of such an acquisition or investment, the factors described herein could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL; ABILITY TO RECRUIT PERSONNEL

    The Company's ability to achieve anticipated revenues is substantially dependent on its ability to attract and retain skilled personnel, especially sales, service and implementation personnel. Other than certain employees of Apsylog, none of the Company's employees, including its senior management, is bound by an employment or non-competition agreement, and the Company does not maintain key man life insurance on any employee. The loss of the services of one or more of the Company's executive officers or key employees or the decision of one or more of such officers or employees to join a competitor or otherwise compete directly or indirectly with the Company could have a material adverse effect on the Company's business, operating results and financial condition.

    In addition, the Company believes that its future success will depend in large part on its ability to attract and retain additional highly skilled technical, sales, management and marketing personnel. Competition for such personnel in the computer software industry is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. New employees hired by the Company generally require substantial training in the use and implementation of the Company's products. In particular, a number of the Company's sales personnel have been with the Company for only a limited period of time. There can be no assurance that the Company will be successful in attracting, training and retaining qualified personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

    The market for the Company's products is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. Competitors vary in size and in the scope and breadth of the products and services offered. The Company encounters competition from a number of sources, including (i) providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc., (ii) customer interaction software companies such as Clarify Inc. and The Vantive Corporation, whose products include internal help desk applications, (iii) information technology and systems management companies such as International Business Machines Corporation ("IBM"), Computer Associates International, Inc., McAfee Associates, Inc. and Hewlett-Packard Company through its recent acquisition of PROLIN, (iv) providers of asset management software, and (v) the internal information technology departments of those companies with help desk requirements. Because barriers to entry in the software market are relatively low, the Company anticipates additional competition from other established and emerging companies as the markets for Enterprise Service Desk and asset management applications expand. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. The Company expects software industry consolidation to occur in the future, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Some of the Company's current and many of its potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."

MANAGEMENT OF GROWTH

    The Company's business has grown substantially in recent periods, with total revenues increasing from $19.6 million in fiscal 1995 to $23.8 million in fiscal 1996 to $35.0 million in fiscal 1997 and to $23.2 million in the first six months of fiscal 1998. If the Company is successful in achieving its growth plans, including the integration of Apsylog, such growth is likely to place a significant burden on the Company's operating and financial systems, resulting in increased responsibility for senior management and other personnel within the Company. The Company's ability to compete effectively and to manage future growth, if any, and its future operating results will depend in part on the ability of its officers and other key employees to implement and expand operational, customer support and financial control systems and to expand, train and manage its employee base. In particular, in connection with the Apsylog Acquisition, the Company will be required to integrate additional personnel and to augment or replace Apsylog's existing financial and management systems. Such integration could result in a disruption of operations of the Company or Apsylog and could adversely affect the Company's financial results. There can be no assurance that the Company's existing management or any new members of management will be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. The Company's failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "--Dependence on Key Personnel; Ability to Recruit Personnel," "--Risks Associated with Apsylog Acquisition and Future Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LENGTHY SALES CYCLES

    The license of the Company's software requires the Company to engage in a sales cycle that typically takes approximately six to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which the Company may have little or no control, including the size of the transaction and the level of competition which the Company encounters in its selling activities. In addition, the sales cycle is typically extended 90 days for product sales through indirect channels. During the sales cycle, the Company typically provides a significant level of education to prospective customers regarding the use and benefits of the Company's products. Any delays in the sales cycle of a large license or a number of smaller licenses could have a material adverse effect on the Company's business, operating results and financial condition. See "--Potential Fluctuations in Quarterly Results; Seasonality."

EXPANSION OF DISTRIBUTION CHANNELS

    The Company has historically sold its products through its direct sales force and a limited number of distributors and has provided maintenance and support services through its technical and customer support staff. The Company is currently investing and intends to continue to invest significant resources in developing additional sales and marketing channels through system integrators and original equipment manufacturers ("OEMs") and other channel partners. There can be no assurance that the Company will be able to attract channel partners that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. To the extent the Company establishes distribution through such indirect channels, its agreements with channel partners may not be exclusive and such channel partners may also carry competing product lines. Any failure by the Company to establish and maintain such distribution relationships could have a material adverse effect on the Company's business, operating results and financial condition. See "--Management of Growth," "International Operations; Currency Fluctuations," and "Business--Sales and Marketing."

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

    International sales represented approximately 29% and 32%, respectively, of the Company's total revenues in fiscal 1996 and fiscal 1997 and 33% for the six months ended September 30, 1997. The Company currently has international sales offices in London, Paris, Frankfurt and Copenhagen. Apsylog currently has international offices in Paris and Munich. The Company believes that its continued growth and profitability will require continued expansion of its international operations, particularly in Europe, Latin America and the Pacific Rim. Accordingly, the Company intends to expand its international operations and enter additional international markets, which will require significant management attention and financial resources. In addition, the Company's international operations are subject to a variety of risks associated with conducting business internationally, including fluctuations in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls or other restrictions on foreign currencies, and trade barriers imposed by foreign countries, any of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to expand its international operations successfully and in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

    A significant portion of the Company's business is conducted in currencies other than the U.S. dollar. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the currencies in which the Company conducts its business relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. Due to the substantial volatility of currency exchange rates, among other factors, the Company cannot predict the effect of exchange rate fluctuations upon future operating results. There can be no assurance that the Company will not experience currency losses in the future. The Company has recently implemented a foreign exchange hedging program, consisting principally of purchases of one-month forward-rate currency contracts. Nothwithstanding such a program, there can be no assurances that the Company's hedging activities will adequately protect the Company against the risks associated with foreign currency fluctuations. See "--Management of Growth," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business--Sales and Marketing."

YEAR 2000 IMPACT ON INFORMATION TECHNOLOGY BUDGETS

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than three years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company.

CONTROL BY EXISTING STOCKHOLDERS

    Based on shares outstanding on September 30, 1997, the Company's officers, directors and their affiliates together beneficially own approximately 68.7% of the outstanding shares of Common Stock. In particular, John J. Moores, Chairman of the Company's Board of Directors, and entities affiliated with Mr. Moores collectively own approximately 58.9% of the outstanding shares of Common Stock. As a result, these stockholders will be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage potential bids to acquire the Company unless the terms of acquisition are approved by such stockholders. See "Principal and Selling Stockholders."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

    The Company's success is dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which provide only limited protection. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company may provide its licensees with access to its data model and other proprietary information underlying its licensed applications. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology. Policing unauthorized use of the Company's software is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company is not aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Intellectual Property."

RAPID TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT RISKS

    The market for the Company's products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend in part upon its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. The Company's product development efforts are expected to continue to require substantial investments by the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has in the past experienced development delays, and there can be no assurance that the Company will not experience such delays in the future. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that the Company's current or future products will conform to industry requirements. The inability of the Company, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

    Software products as complex as those offered by the Company may contain errors that may be detected at any point in a product's life cycle. The Company has in the past discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Products" and "Business--Product Development; Product Authorship Model."

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

EFFECT OF CERTAIN CHARTER PROVISIONS; LIMITATION OF LIABILITY OF DIRECTORS;
  ANTITAKEOVER EFFECTS OF DELAWARE LAW

    The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's Common Stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company.

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested stockholder and the sale of more than 10% of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"). As a result of these restrictions, based on shares outstanding as of September 30, 1997, other than the 1,301,419 shares offered hereby, the 2,300,000 shares sold by the Company in its initial public offering in April 1997 and 497,120 shares that were previously restricted but have been sold into the public market in reliance on Rule 144, 436,500 shares will be eligible for sale on the date of this Prospectus pursuant to Rule 144(k) under the Securities Act, and approximately 11,082,701 shares will be eligible for sale under Rule 144, subject to volume limitations and manner of sale requirements. In addition, in October 1997, the Company filed a registration statement on Form S-8/S-3 covering 1,088,991 shares of outstanding Common Stock and 5,000,803 shares of Common Stock issuable upon exercise of outstanding options, all of which will be freely tradeable to the extent vested. Of the outstanding shares and shares issuable upon exercise of outstanding options registered in such registration, 2,537,585 shares were vested as of September 30, 1997.

    In connection with the Apsylog Acquisition, the Company issued 1,884,192 shares of Common Stock, all of which were restricted securities under the Securities Act at the time of issuance. Of the shares issued in the

Apsylog Acquisition, 396,865 shares were issued pursuant to Apsylog's stock incentive plans and have been registered for resale pursuant to a resale prospectus included in the Company's Registration Statement on Form S-8/S-3 and will be available for resale in the date of this Prospectus, subject at least until April 1997 to the volume and manner of sale requirements of Rule 144. Of the remaining shares issued in the Apsylog Acquisition and excluding the 1,301,419 shares being registered for sale pursuant to this Prospectus, 29,139 shares were issued pursuant to Regulation D under the Securities Act and will not be available for sale, absent registration, until September 1997, and 156,776 shares were issued in reliance on Regulation S under the Securities Act. Notwithstanding any resale restrictions under applicable securities laws, all of such remaining shares are currently subject to an escrow provision of the Merger Agreement and may be surrendered to the Company in the event of certain breaches of representations and warranties made by Apsylog in the Merger Agreement. The escrow will terminate in September 1998, and the shares then available for distribution will be delivered to the former stockholders of Apsylog. The Company granted the stockholders of Apsylog certain rights to sell shares pursuant to this Prospectus and certain additional rights to have their shares registered for resale on Form S-3 beginning in April 1998. See "Description of Capital Stock--Registration Rights."

    In general, under Regulation S as currently in effect, securities issued and sold by a reporting issuer under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance on the exemption under Regulation S will be eligible for resale in the United States or to U.S. Persons (as defined in Regulation S) if the securities have been held for at least 40 days from the date of purchase in a transaction meeting the requirements of Regulation S. The Securities and Exchange Commission (the "Commission") is currently evaluating a proposal that would, among other things, classify all equity securities of domestic issuers placed offshore under Regulation S as "restricted securities" under Rule 144. Such a proposal, if adopted, would reinforce the Commission's current view that any person who would be considered an "underwriter" within the meaning of the Securities Act may not resell securities sold in reliance on Regulation S following expiration of the applicable Rule 144 restricted period in the absence of registration or an exemption therefrom. In particular, such persons may not assume the availability of the exemption set forth in Section 4(1) of the Securities Act with respect to resales of securities in the United States or to U.S. Persons. The determination as to the applicable restricted period is subject to change in the event of further regulation or guidance from the Commission. In the event the Commission determines not to impose the longer Rule 144 holding period, the shares of Common Stock issued in the Apsylog Acquisition in reliance on Regulation S could become available for sale prior to April 1998. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

VOLATILITY OF STOCK PRICE

    The Company completed its initial public offering of Common Stock in April 1997, prior to which time no public market existed for the Company's Common Stock. The market price of the Company's Common Stock has been since the initial public offering and is expected to continue to be subject to significant price and volume fluctuations in the future based on a number of factors, including any shortfall in the Company's revenues or net income from revenues or net income expected by securities analysts; announcements of new products by the Company or its competitors; quarterly fluctuations in the Company's financial results or the results of other software companies, including those of direct competitors of the Company; changes in analysts' estimates of the Company's financial performance, the financial performance of competitors, or the financial performance of software companies in general; general conditions in the software industry; changes in prices for the Company's products or competitors' products; changes in revenue growth rates for the Company or its competitors; sales of large blocks of Common Stock by holders whose ability to sell has been limited by market stand-off agreements with the underwriters of the Company's initial public offering and this offering or by restrictions under applicable securities laws and conditions in the financial markets. In addition, the stock market may from time to time experience extreme price and volume fluctuations, which particularly affect the market price for the securities of many technology companies and which have often been unrelated to the operating performance of the specific companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRGN." The following table lists the high and low closing prices since the Company's Common Stock began trading on the Nasdaq National Market on April 9, 1997.

                                                                           HIGH        LOW
                                                                        ----------  ----------
Fiscal Year ending March 31, 1998:
  Third Quarter (through November 6, 1997)............................  $   17.500  $   14.250
  Second Quarter......................................................      20.250      14.000
  First Quarter (beginning April 9, 1997).............................      15.625       8.500

    On November 6, 1997, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $15.25 per share. There were approximately 165 holders of record of the Company's Common Stock as of September 30, 1997. The Company estimates that there are approximately 1,200 beneficial stockholders.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1997. The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS)
Notes payable and capital lease obligations, net of current portion................................         1,094
Stockholders' equity (deficit):
    Preferred Stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and
      outstanding..................................................................................            --
    Common Stock, $0.001 par value, 50,000,000 shares authorized, 17,175,094 shares issued and
      outstanding(1)...............................................................................            17
Additional paid-in capital.........................................................................        63,852
Accumulated deficit................................................................................       (47,384)
Unearned portion of deferred stock compensation....................................................        (1,602)
Cumulative translation adjustment..................................................................          (561)
Treasury stock, at cost............................................................................          (262)
                                                                                                     -------------
    Total stockholders' equity.....................................................................        14,060
                                                                                                     -------------
    Total capitalization...........................................................................   $    15,154
                                                                                                     -------------
                                                                                                     -------------

------------------------
(1) Based upon shares outstanding as of September 30, 1997. Excludes 4,202,180 shares of Common Stock issuable upon exercise of options outstanding at September 30, 1997 under the Company's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan and 1994 Stock Option Plan at a weighted average exercise price of $2.74 and 32,021 shares of Common Stock issuable upon exercise of options assumed in connection with the Apsylog Acquisition at a weighted average exercise price of $0.32. Also excludes 766,602 shares reserved at June 30, 1997 for future issuance under the 1994 Stock Option Plan, the 1997 Director Option Plan and the 1997 Employee Stock Purchase Plan and 1,824,000 shares reserved after September 30, 1997 for future issuance under the 1994 Stock Option Plan. See "Management--Stock Plans," "Description of Capital Stock" and Notes 10 and 13 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company presented below as of March 31, 1994, 1995, 1996, and 1997, and for each of the years in the four-year period ended March 31, 1997, are derived from the consolidated financial statements of Peregrine Systems, Inc. and its subsidiaries, which financial statements have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data of the Company presented below as of March 31, 1993 and for the year ended March 31, 1993 are derived from consolidated financial statements of the Company that were audited by another accounting firm. The consolidated statement of operations data for the six-month periods ended September 30, 1996 and 1997 and the consolidated financial data presented as of September 30, 1997 are derived from the Company's unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial information included therein. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                   SIX MONTHS
                                                    YEAR ENDED MARCH 31,                      ENDED SEPTEMBER 30,
                                    -----------------------------------------------------  --------------------------
                                                                              1997                        1997
                                                                        -----------------           -----------------
                                                                                   PRO                         PRO
                                     1993     1994     1995     1996    ACTUAL   FORMA(1)   1996    ACTUAL   FORMA(2)
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
  Licenses........................  $ 6,311  $ 6,714  $ 9,137  $11,642  $20,472  $24,640   $ 7,856  $13,367  $16,039
  Maintenance and services........    6,533    9,046   10,491   12,124   14,563   16,863     7,144    9,851   11,658
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
      Total revenues..............   12,844   15,760   19,628   23,766   35,035   41,503    15,000   23,218   27,697
  Costs and expenses:
    Cost of licenses..............      303      322      393      415      215    1,394       105      128      733
    Cost of maintenance and
      services....................    2,165    3,457    3,573    3,526    4,661    6,995     2,279    3,876    5,225
    Sales and marketing...........    5,218    6,118    9,549   11,820   15,778   18,739     7,322    8,925   10,541
    Research and development......    3,983    4,670    6,483    7,742    5,877    9,646     2,800    3,303    5,216
    General and administrative....    1,839    1,898    2,943    4,529    3,816    5,846     1,685    2,312    3,419
    Acquired in-process research
      and development.............       --       --      606       --       --       --        --   34,775       --
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
      Total costs and expenses....   13,508   16,465   23,547   28,032   30,347   42,620    14,191   53,319   25,314
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
OPERATING INCOME (LOSS)...........     (664)    (705)  (3,919)  (4,266)   4,688   (1,117 )     809  (30,101)   2,563
Interest income (expense) and
  other, net......................      (72)     (30)   3,970     (286)    (478)    (153 )    (229)     404      394
Income (loss) from continuing
  operations before income
  taxes...........................     (736)    (735)      51   (4,552)   4,210   (1,270 )     580  (29,697)   2,957
Benefit from (Provision for)
  income taxes....................       --       --       --       --    1,592    1,592        --   (1,880)  (1,880 )
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
Income (loss) from continuing
  operations......................     (736)    (735)      51   (4,552)   5,802      322       580  (31,577)   1,077
LOSS FROM DISCONTINUED OPERATIONS:
  Loss from operations............       --       --       --     (781)      --       --        --       --       --
  Loss on disposal................       --       --       --   (1,078)      --       --        --       --       --
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
    Loss from discontinued
      operations..................       --       --       --   (1,859)      --       --        --       --       --
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
Net income (loss).................  $  (736) $  (735) $    51  $(6,411) $ 5,802  $   322   $   580  $(31,577) $ 1,077
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
                                    -------  -------  -------  -------  -------  --------  -------  -------  --------
Net income (loss) per share.......                             $ (0.52) $  0.39  $  0.02   $  0.04  $ (2.14) $  0.05
                                                               -------  -------  --------  -------  -------  --------
                                                               -------  -------  --------  -------  -------  --------
Shares used in per share
  calculation.....................                              12,331   14,964   16,880    14,330   14,777   19,933
                                                               -------  -------  --------  -------  -------  --------
                                                               -------  -------  --------  -------  -------  --------

                                                     MARCH 31,                   SEPTEMBER 30,
                                    -------------------------------------------  -------------
                                     1993     1994     1995     1996     1997        1997
                                    -------  -------  -------  -------  -------  -------------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and equivalents............  $   385  $   587  $    57  $   437  $   305  $    16,754
  Working capital (deficit).......   (2,300)  (3,045)  (4,118)  (9,697)  (4,065)       9,101
  Total assets....................    4,267    6,689    9,787   13,817   19,738       40,343
  Borrowings under bank line of
    credit........................      300      658    1,315    2,829    1,974        1,413
  Stockholders' equity
    (deficit).....................   (2,120)  (2,859)  (2,197)  (8,450)  (2,849)      14,060

------------------------------
(1) Pro forma to give effect to the Apsylog Acquisition as if such acquisition had taken place as of April 1, 1996, excluding the impact of $34.8 million in acquired in-process research and development associated with the Apsylog Acquisition.

(2) Pro forma to give effect to the Apsylog Acquisition as if such acquisition had taken place as of April 1, 1997, excluding the impact of $34.8 million of acquired in-process research and development associated with the Apsylog Acquisition.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company develops, markets and supports SERVICECENTER, a suite of software applications for managing the Enterprise Service Desk. The Company was founded in 1981 primarily to provide consulting services for IT management software. In 1987, the Company launched its first software product, PNMS, a product designed to manage and monitor complex mainframe computer networks. In 1995, the Company commenced sales of SERVICECENTER, the Company's solution for the Enterprise Service Desk. SERVICECENTER is currently available for the Windows NT, UNIX and MVS platforms. Since the release of SERVICECENTER in July 1995, SERVICECENTER has accounted for substantially all of the Company's license revenues. In addition, for the year ended March 31, 1997, over 80% of the Company's license sales of SERVICECENTER were attributable to UNIX and Windows NT platforms.

    In the latter half of fiscal 1996 and the beginning of fiscal 1997, the Company implemented an internal restructuring to capitalize on the market opportunity for products addressing the requirements of the Enterprise Service Desk. This restructuring included rebuilding the Company's senior management team, redefining the product development strategy, initiating a comprehensive marketing strategy and strengthening the Company's financial and budgeting processes. In addition, in April 1996, the Company substantially reorganized its sales force and instituted new sales management procedures.

    The Company acquired Apsylog in September 1997 for consideration consisting of approximately 1,916,213 shares of the Company's Common Stock, including 32,021 shares issuable upon exercise of outstanding options held by employees and consultants of Apsylog and assumed by the Company and has accounted for the transaction as a purchase. See "Acquisition of Apsylog." The Company accounted for the Apsylog Acquisition as a purchase transaction. The total purchase price was $38.6 million, including $30.5 million of Common Stock, $3.5 million in direct transaction costs and costs associated with integrating the operations of the two companies and $4.6 million of assumed liabilities. The purchase price of $38.6 million was allocated based on the fair value of the acquired assets as follows: $4.6 million to tangible assets, $34.8 million to acquired in-process research and development, which was written off, and $3.8 million as goodwill. The goodwill is being amortized over five years using the straight line method.

    The Company's revenues are derived from product licensing, maintenance and services. License fees are generally due upon the granting of the license and typically include a one-year maintenance period as part of the license agreement. The Company also provides ongoing maintenance services, which include technical support and product enhancements, for an annual fee based upon the current price of the product. In fiscal 1995, 1996 and 1997, maintenance and service revenues represented 53%, 51% and 42% of total revenues, respectively. The Company has sold its original PNMS software to a sizable installed base of customers, many of whom have transitioned to SERVICECENTER. The Company's large installed customer base has generated a high level of maintenance revenues. In fiscal 1995, 1996, and 1997, more than 90% of the Company's customers renewed their maintenance agreements. Maintenance revenues from new licenses of SERVICECENTER combined with recurring maintenance revenues from existing customers are expected to provide a continued source of revenues as the Company's installed customer base increases.

    Revenues from license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement or other legally binding agreement has been signed, the product has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from post-contract support services are recognized ratably over the term of the support period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled and recognized using vendor-specific evidence. Consulting revenues are primarily related to implementation services most often performed on a time and material basis under separate service agreements for the installation of the Company's products. Revenues from consulting and training services are recognized as the respective services are performed.

    The Company currently derives substantially all of its license revenues from the sale of SERVICECENTER and expects SERVICECENTER to account for a significant portion of the Company's revenues for the foreseeable future. The Company's future operating results are dependent upon continued market acceptance of SERVICECENTER, including future enhancements, as well as market acceptance of ASSETCENTER. Factors adversely affecting the pricing of, demand for, or market acceptance of, SERVICECENTER or ASSETCENTER, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company conducts business overseas in a number of foreign currencies, principally the British Pound, the Deutsche Mark and the French Franc. These currencies have been relatively stable against the U.S. dollar for the past several years. As a result, foreign currency fluctuations have not had a significant impact on the Company's revenues or results of operations. Although the Company currently derives no revenues from highly inflationary economies, the Company is expanding its presence in international markets outside Europe, including the Pacific Rim and Latin America, whose currencies have tended to fluctuate more relative to the U.S. Dollar. There can be no assurance that future fluctuations in the value of foreign currencies will not have a material adverse effect on the Company's business, operating results and financial condition. The Company recently implemented a foreign exchange hedging program, managing currency risk using one-month forward-rate currency contracts. Currency contracts are in accordance with Statement of Financial Accounting Standards No. 52 and receive hedge accounting treatment. Accordingly, to the extent not properly hedged by obligations denominated in local currencies, the Company's foreign operations are subject to the risks of future foreign currency fluctuations. There can be no assurances that the Company's hedging activities will adequately protect the Company against such risks.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated selected consolidated statements of operations data as a percentage of total revenues.

                                                                                                              SIX MONTHS ENDED
                                                                YEAR ENDED MARCH 31,                            SEPTEMBER 30,
                                            -------------------------------------------------------------  -----------------------
                                               1993         1994         1995        1996         1997        1996        1997
                                            -----------  -----------  ----------  -----------  ----------  ----------  -----------
                                                                     (AS A PERCENTAGE OF TOTAL REVENUES)
STATEMENT OF OPERATIONS DATA:
 Revenues:
    Licenses..............................       49.2 %       42.6 %       46.6%       49.0 %       58.4%       52.4%       57.6 %
    Maintenance and services..............       50.8         57.4         53.4        51.0         41.6        47.6        42.4
                                                -----        -----        -----       -----        -----       -----   -----------
      Total revenues......................      100.0        100.0        100.0       100.0        100.0       100.0       100.0
  Costs and expenses:.....................
    Cost of licenses......................        2.4          2.0          2.0         1.7          0.6         0.7         0.6
    Cost of maintenance and services......       16.8         22.0         18.2        14.9         13.3        15.2        16.7
    Sales and marketing...................       40.7         38.8         48.7        49.7         45.0        48.8        38.4
    Research and development..............       31.0         29.6         33.0        32.6         16.8        18.7        14.2
    General and administrative............       14.3         12.1         15.0        19.1         10.9        11.2        10.0
    Acquired in-process research and
      development.........................         --           --          3.1          --           --          --       149.8
                                                -----        -----        -----       -----        -----       -----   -----------
      Total costs and expenses............      105.2        104.5        120.0       118.0         86.6        94.6       229.7
                                                -----        -----        -----       -----        -----       -----   -----------
  Operating income (loss).................       (5.2)        (4.5)       (20.0)      (18.0)        13.4         5.4      (129.7)
  Interest income (expense) and other,
    net...................................       (0.5)        (0.2)        20.3        (1.2)        (1.4)       (1.5)        1.8
                                                -----        -----        -----       -----        -----       -----   -----------
  Income (loss) from continuing operations
    before income taxes...................       (5.7)        (4.7)         0.3       (19.2)        12.0         3.9      (127.9)
  Benefit from (Provision for) income
    taxes.................................         --           --           --          --          4.5          --        (8.1)
                                                -----        -----        -----       -----        -----       -----   -----------
  Income (loss) from continuing
    operations............................       (5.7)        (4.7)         0.3       (19.2)        16.5         3.9      (136.0)
  Loss from discontinued operations:......
    Loss from operations..................         --           --           --        (3.3)          --          --          --
    Loss on disposal......................         --           --           --        (4.5)          --          --          --
      Loss from discontinued operations...         --           --           --        (7.8)          --          --          --
                                                -----        -----        -----       -----        -----       -----   -----------
  Net income (loss).......................       (5.7)%       (4.7)%        0.3%      (27.0)%       16.5%        3.9%     (136.0)%
                                                -----        -----        -----       -----        -----       -----   -----------
                                                -----        -----        -----       -----        -----       -----   -----------

SIX MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30,
  1996

    The Company's results of operations for the six month period ended September 30, 1997 include results of operations for Apsylog subsequent to September 19, 1997. The impact of Apsylog's operations on the consolidated results of operations for the six months ended September 30, 1997 was de minimus.

REVENUES

    For the six month periods ended September 1997 and 1996, total revenue increased 55% from $15.0 million to $23.2 million.

    LICENSES. License revenues were $13.4 million and $7.9 million for the six months ended September 30, 1997 and 1996, respectively, representing 58% and 52% of total revenues for such periods. For the six months ended September 30, 1997, license revenues increased 70% compared to the six months ended September 30, 1996. The dollar and percentage increases in license revenues are attributable to increased demand for new licenses of SERVICECENTER, additional seats purchased by existing SERVICECENTER customers, more effective corporate marketing programs, improved sales force productivity, and expansion of the Company's sales force.

    MAINTENANCE AND SERVICES. Maintenance and services revenues were $9.9 million and $7.1 million for the six months ended September 30, 1997 and 1996, respectively, representing 42% and 48% of total revenues for such periods. For the six months ended September 30, 1997, maintenance and service revenues increased 38% compared to the six months ended September 30, 1996. The dollar and percentage increases in maintenance and services revenues are attributable to renewals of maintenance agreements from the Company's expanded installed base of customers and maintenance revenues included as part of new licenses and an increased number of consulting engagements related to implementation of software from initial license agreements.

COSTS AND EXPENSES

    COST OF LICENSES. Cost of license revenues was $128,000 and $105,000 for the six month periods ended September 30, 1997 and 1996, respectively, representing 1% of total license revenues in the respective periods.

    COST OF MAINTENANCE AND SERVICES. Cost of maintenance and services revenues was $3.9 million and $2.3 million for the six months ended September 30, 1997 and 1996, respectively, representing 39% and 32% of total maintenance and services revenues for such periods. The dollar increases are attributable to an increase in customer support and professional services personnel in connection with the corresponding increase in professional services revenue.

    SALES AND MARKETING. Sales and marketing expenses were $8.9 million and $7.3 million for the six months ended September 30, 1997 and 1996, respectively, representing 38% and 49% of total revenues in such periods. The dollar increases in sales and marketing expenses are attributable to the increase in personnel in the marketing department and marketing spending and, to a lesser extent, expansion of both the North American and international sales forces and to moderate operating expense increases. If the Company experiences a decrease in sales force productivity or for any other reason a decline in revenues, it is likely that operating margins will decline as well. The decrease in sales and marketing expenses as a percentage of total revenues is attributable to increased revenues, particularly increased license revenues, economies of scale, and the delayed hiring of additional sales staff.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $3.3 million and $2.8 million for the six months ended September 30, 1997 and 1996, respectively, representing 14% and 19% of total revenues in such periods. The dollar increase from fiscal 1997 to fiscal 1998 is due primarily to the hiring of additional software developers, and the decrease as a percentage of total revenues is due to increased revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2.3 million and $1.6 million for the six months ended September 30, 1997 and 1996, respectively, representing 10% and 11% of the total revenues in such periods. The dollar increases from fiscal 1997 to 1998 are attributable primarily to administrative personnel additions to support the Company's growth and the additional administrative expenses associated with becoming a publicly traded company, while the decrease as a percentage of total revenues reflects the fact that revenues grew at a faster rate than general and administrative expenses.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. Acquired in-process research and development costs of $34.8 million were incurred in the second quarter of fiscal 1998 in connection with the Apsylog Acquisition.

    The impact of the charge for acquired in-process research and development on net earnings and earnings per share is as follows:

                                                            SIX MONTHS ENDED SEPT. 30, 1997
                                                           ----------------------------------
                                                            NET BEFORE ACQUIRED
                                                                    R&D               NET
                                                           ----------------------  ----------
Earnings (loss) before income taxes......................        $    5,078        $  (29,697)
Income taxes.............................................        $    1,880        $    1,880
                                                                   --------        ----------
Net earnings (loss)......................................        $    3,198        $  (31,577)
Net earnings (loss) per share............................        $     0.18        $    (2.14)
Shares used in computing eps.............................            18,017            14,777

------------------------
SEE NOTE 4 FOR ADDITIONAL DETAILS.

PROVISION FOR INCOME TAXES

    Income tax expense for the six months ended September 30, 1997 amounted to $1.0 million compared with zero in the comparable period of 1996. This increase results from the $3.9 million increase in operating profits, before taxes and recognition of the acquired research and development costs during the period.

Excluding the effect of expensing the acquired research and development costs, the effective tax rate for the six months ended September 30, 1997 was 37%.

FISCAL YEARS ENDED MARCH 31, 1995, 1996, AND 1997

  REVENUES

    Total revenues were $19.6 million, $23.8 million, and $35.0 million in fiscal 1995, 1996, and 1997, respectively, representing year-to-year increases of 21% between 1995 and 1996 and 47% between 1996 and 1997.

    LICENSES. License revenues were $9.1 million, $11.6 million, and $20.5 million in fiscal 1995, 1996, and 1997, respectively, representing 47%,49%, and 58% of total revenues in the respective periods. The increases in license revenues are attributable to increased demand for new licenses of SERVICECENTER, additional seats purchased by existing SERVICECENTER customers, higher average transaction sizes, more effective corporate marketing programs, improved sales force productivity and expansion of the Company's international sales force.

    MAINTENANCE AND SERVICES. Maintenance and services revenues were $10.5 million, $12.1 million, and $14.6 million in fiscal 1995, 1996, and 1997, respectively, representing 53%, 51 %, and 42% of total revenues in the respective periods. The dollar increases are attributable to renewals of maintenance agreements from the Company's expanded installed base of customers and maintenance revenues included as part of new licenses and an increased number of consulting engagements related to implementation of software from initial license agreements.

  COST OF REVENUES

    COST OF LICENSES. Cost of license revenues was $393,000, $415,000, and $215,000 for fiscal 1995, 1996, and 1997, respectively, representing 4%, 4%, and 1% of total license revenues in the respective periods.

    COST OF MAINTENANCE AND SERVICES. Cost of maintenance and services revenues was $3.6 million, $3.5 million, and $4.7 million in fiscal 1995, 1996, and 1997, respectively, representing 34%, 29%, and 32% of total maintenance and service revenues in the respective periods. The dollar increase in 1997 is attributable to an increase in customer support personnel and professional services personnel in connection with the corresponding increase in professional services revenue. Cost of maintenance and services decreased as a percentage of related revenues because of improved operating efficiencies.

    SALES AND MARKETING. Sales and marketing expenses were $9.5 million, $11.8 million, and $15.8 million in fiscal 1995, 1996, and 1997, respectively, representing 49%, 50%, and 45% of total revenues in the respective periods. The increases are attributable to the significant expansion of both the North American and international sales forces and to moderate operating expense increases. If the Company experiences a decrease in sales force productivity or for any other reason a decline in revenues, it is likely that operating margins will decline as well.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $6.5 million, $7.7 million, and $5.9 million in fiscal 1995, 1996, and 1997, respectively, representing 33%, 33% and 17% of total revenues in the respective periods. The increase from fiscal 1995 to fiscal 1996 is due primarily to the hiring of additional mainframe software developers, which was offset, in part, by the Company's divestiture of XVT Software Inc. ("XVT"), which represented that mainframe software development portion of its business, in October 1995. The decrease as a percentage of total revenues from fiscal 1996 to fiscal 1997 was also attributable to such divestiture. See "Certain Transactions" and Note 8 of Notes to Consolidated Financial Statements of Peregrine.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2.9 million, $4.5 million, and $3.8 million in fiscal 1995, 1996, and 1997, respectively, representing 15%, 19%, and 11% of total revenues in the respective periods. The increase from fiscal 1995 to 1996 is attributable primarily to administrative personnel additions to support growth and costs associated with a managing restructuring. The decrease from fiscal 1996 to 1997 was attributable to the costs incurred in the fiscal 1996 management restructuring.

  OTHER INCOME

    In fiscal 1995, the Company sold the rights to one of its software products, resulting in other income of $4.0 million. The purchase price from the product sale is payable to the Company in annual installments ending in fiscal 1998.

  PROVISION FOR INCOME TAXES/INCOME TAX BENEFIT

    The Company did not incur any significant income taxes during fiscal 1995 and 1996 due to operating losses. In fiscal 1997 the Company recorded an income tax benefit of $1.6 million resulting from the utilization of a portion of the Company's available net operating loss carry-forwards as an offset against taxable income. As of March 31, 1997, the Company had net operating loss carry-forwards of approximately $290,000 for federal tax reporting purposes which expire beginning in 2004. Utilization of the net operating losses may be subject to annual limitations resulting from certain changes in ownership of the Company. The Company has recorded a valuation allowance to partially offset the carrying value of its net deferred tax assets due to uncertainty surrounding its realization. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the amount of the valuation allowance. At such time as it is determined that it is more likely than not that all or part of the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

  DISCONTINUED OPERATIONS

    During fiscal 1996, the Company acquired XVT Software Inc. ("XVT"), substantially all of the outstanding equity of which was owned by the majority stockholder of the Company. In January 1996, the Company determined that maintaining an interest in XVT was not consistent with the Company's business strategy and adopted a plan to discontinue the operations of XVT. The Company incurred a loss from discontinued operations of XVT in fiscal 1996 of $1.9 million.

IMPACT OF INFLATION

    The effect of inflation on the Company's financial position has not been significant to date.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth selected consolidated statement of operations data for the eight quarters ended September 30, 1997, both in dollar amounts and as a percentage of revenues. This information has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Company's annual audited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The Company's quarterly results are subject to fluctuations. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         THREE MONTHS ENDED
                                       ---------------------------------------------------------------------------------------
                                       DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                         1995       1996       1996       1996        1996       1997       1997       1997
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses.........................  $ 3,861    $ 2,851    $ 3,760    $  4,096    $ 6,076    $ 6,540    $ 6,328    $  7,039
    Maintenance and services.........    3,013      3,277      3,740       3,404      3,451      3,968      4,687       5,164
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
      Total revenues.................    6,874      6,128      7,500       7,500      9,527     10,508     11,015      12,203
  Costs and expenses:
    Cost of licenses.................      141         95         61          44         50         60         59          69
    Cost of maintenance and
      services.......................    1,013        858      1,149       1,130      1,144      1,238      1,781       2,095
    Sales and marketing..............    3,263      3,428      3,725       3,597      3,895      4,561      4,317       4,608
    Research and development.........    2,215      1,576      1,415       1,385      1,568      1,509      1,644       1,659
    General and administrative.......    1,610      1,558        807         878      1,095      1,036      1,143       1,169
    Acquired research and development
      costs..........................       --         --         --          --         --         --         --      34,775
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
      Total costs and expenses.......    8,242      7,515      7,157       7,034      7,752      8,404      8,944      44,375
  Operating income (loss)............   (1,368)    (1,387)       343         466      1,775      2,104      2,071     (32,172)
  Interest income (expense), and
    other, net.......................      (43)      (112)      (112)       (117)      (137)      (112)       178         226
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
  Income (loss) from
    continuing operations before
    income taxes.....................   (1,411)    (1,499)       231         349      1,638      1,992      2,249     (31,946)
  Benefit from (Provision for) income
    taxes............................       --         --         --          --         --      1,592       (832)     (1,048)
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
  Income (loss) from continuing
    operations.......................  $(1,411)   $(1,499)   $   231    $    349    $ 1,638    $ 3,584    $ 1,417    $(32,994)
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                 (AS A PERCENTAGE OF TOTAL REVENUES)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses.........................     56.2%      46.5%      50.1%       54.6%      63.8%      62.2%      57.4%       57.7%
    Maintenance and services.........     43.8       53.5       49.9        45.4       36.2       37.8       42.6        42.3
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
      Total revenues.................    100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0
  Costs and expenses:
    Cost of licenses.................      2.1        1.5        0.8         0.6        0.5        0.6        0.5         0.6
    Cost of maintenance and
      services.......................     14.7       14.0       15.3        15.1       12.0       11.8       16.2        17.1
    Sales and marketing..............     47.5       56.0       49.7        48.0       40.9       43.4       39.2        37.8
    Research and development.........     32.2       25.7       18.9        18.5       16.5       14.4       14.9        13.6
    General and administrative.......     23.4       25.4       10.8        11.7       11.5        9.8       10.4         9.6
    Acquired research and development
      costs..........................       --         --         --          --         --         --         --       285.0
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
      Total costs and expenses.......    119.9      122.6       95.5        93.9       81.4       80.0       81.2       363.6
  Operating income (loss)............    (19.9)     (22.6)       4.5         6.1       18.6       20.0       18.8      (263.6)
  Interest income (expense), and
    other, net.......................     (0.6)      (1.8)      (1.5)       (1.5)      (1.4)      (1.1)       1.6        (1.8)
  Other income (expense), net........      1.3         --         --        (0.1)      (0.2)        --       (0.1)         --
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
  Income (loss) from
    continuing operations before
    income taxes.....................    (20.5)     (24.4)       3.0         4.6       17.2       18.9       20.4      (261.8)
  Benefit from (Provision for) income
    taxes............................       --         --         --          --         --       15.2       (7.5)       (8.6)
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
  Income (loss) from continuing
    operations.......................    (20.5)%    (24.4)%      3.0%        4.6%      17.2%      34.1%      12.9%     (270.4)%
                                       --------   --------   --------   ---------   --------   --------   --------   ---------
                                       --------   --------   --------   ---------   --------   --------   --------   ---------

ACQUISITION OF APSYLOG

    The Company completed the Apsylog Acquisition in September 1997. Apsylog develops and markets client/server application software that allows organizations to professionally manage their technology assets. Apsylog's ASSETCENTER product suite, formerly ASSETMANAGER, offers two-tier client server software applications written in C++ and with proprietary tools, running on Windows 95, Windows NT, and UNIX and utilizing a variety of relational database technologies, including products from Oracle Corporation, Informix Corporation, and Sybase, Inc.

    Apsylog entered the IT asset management market in 1992 with a personnel computer-based software solution selling in the range of $3,000 to $15,000 per license. The product was licensed primarily in France and other European countries. In 1994, Apsylog undertook a development project to re-engineer its product for a more scalable client/server platform and at the same time to increase its functionality and to improve its user interface. This project resulted in the introduction of ASSETCENTER, which Apsylog began shipping in Europe in mid-1996. At approximately the same time, Apsylog also entered the North American market, establishing a North American sales and support office in San Ramon, California. In Europe, ASSETCENTER is distributed both directly and indirectly through a partner network. Sales distribution activities in North America are similar to those in Europe although Apsylog has tended to place relatively greater emphasis on generating North American sales through reseller partnerships, including agreements with GE Capital, AT&T Capital, and Hitachi Data Systems.

    Apsylog operates under a financial model similar to Peregrine. Its revenues are derived primarily from licensing its software products and from providing maintenance services. To a lesser extent, Apsylog derives revenues from consulting services. Apsylog's total revenues were $7.0 million and $6.5 million for the years ended December 31, 1995 and 1996, respectively, and $3.1 million and $4.5 million for the six months ended June 30, 1996 and 1997, respectively. License revenues represented 78% and 64% of total revenues for the years ended December 31, 1995 and 1996, respectively, and 60% of total revenues for the six months ended June 30, 1996 and 1997, respectively. The balance of revenues was comprised of maintenance and service revenues. Revenues in 1995 and 1996 also include revenues for operations which have been discontinued or divested.

    Through June 30, 1997, Apsylog had recorded cumulative net losses of approximately $8.9 million. Since inception, Apsylog financed its operations through bank borrowings, private sales of equity securities, and grants from entities affiliated with the government of France under various state programs. At June 30, 1997, Apsylog had approximately $1.5 million outstanding under a bank credit facility, which the Company repaid following the Apsylog Acquisition. In addition, approximately $0.8 million in government-supported grants may become repayable in connection with the Apsylog Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had $16.8 million in cash and cash equivalents at September 30, 1997 compared to $0.3 million at March 31, 1997. The increase is primarily attributable to the Company's completion of its initial public offering in April 1997. The Company offered and sold 2.3 million shares of its Common Stock at an initial public offering price of $9.00 per share, raising $19.3 million after underwriting discounts and commissions.

    At March 31, 1997, the Company had a $4.5 million revolving bank line of credit scheduled to expire by its own terms November 30, 1997, and a term loan from the same bank. The term loan was secured by trade receivables and fixed assets of the Company, and the revolving credit line was secured by accounts receivable, equipment and certain other assets of the Company. Both facilities were personally guaranteed by the Company's majority stockholder. Both the credit line and term loan were repaid from proceeds of the Company's April 1997 initial public offering, and the bank line of credit was subsequently terminated.

    Effective July 1, 1997, the Company entered into a new agreement to replace the above line of credit. The new agreement allows up to $5.0 million in borrowings and is generally secured by the same collateral as the old line. There is no personal guarantee associated with the new line. There are however, certain covenants, the most significant of which places certain restrictions on future borrowings and acquisitions above specified levels. In addition, the Company is required to maintain certain financial ratios and minimum equity balances. The agreement also provides for a foreign exchange facility of up to $2.0 million in any two day period.

    At September 30, 1997, there were no amounts outstanding under the line of credit facility. The outstanding line of credit balance at September 30, 1997 of $1.4 million is entirely attributable to borrowings of the Company's wholly owned subsidiary Apsylog S.A., acquired in September 1997 in connection with the United Software, Inc. In October 1997, the Apsylog line of credit was repaid in full and terminated.

    The Company believes that its current cash balances, cash available under its bank facilities and cash flow from operations will be sufficient to meet its working capital requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing, which may not be available on commercially reasonable terms or which may be dilutive.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Peregrine is a leading provider of Enterprise Service Desk software. The Company develops, markets and supports SERVICECENTER, an integrated suite of applications that automates the management of complex, enterprise-wide information technology infrastructures. SERVICECENTER is specifically designed to address the IT management requirements of large organizations and can be deployed across all major hardware platforms and network operating systems and protocols. SERVICECENTER utilizes advanced client/server and intelligent agent technologies and a modular architecture.

    The development of the market for the Company's products reflects an increasingly competitive business environment in which information technology has become an important source of competitive advantage. Organizations rely heavily on information technology in efforts to improve operational efficiency, react more quickly to changes in the marketplace, and better understand and respond to customer needs. IT is an integral part of many core business functions, including plant management, inventory management, and customer billing, and is critical to many new tactical and strategic initiatives such as business process reengineering, supply chain management, and enhanced customer care.

    Most traditional IT management solutions have been designed to address a limited set of problems, principally problem tracking and problem resolution These applications have been deployed on a departmental or divisional level or have otherwise taken a segmented approach to IT management that requires a specific and separate application to manage each component or system within the IT infrastructure and that does not permit integration with other third party IT applications. The Company's SERVICECENTER suite of applications offers capabilities beyond those of traditional internal help desk solutions and is intended to create an Enterprise Service Desk capable of meeting the broader operational and strategic needs of business enterprises. SERVICECENTER provides an integrated and automated suite of six applications, consisting of problem management, knowledge-based resolution, change management, inventory/configuration management, order and catalog management, and financial management.

    The Company believes that its future growth and profitability will depend on a number of factors, including, among others, factors relating to the quality of its products and to its ability to further penetrate existing markets and to penetrate new markets. In that regard, the Company's strategy is focused on maintaining and enhancing its technological position and the functionality of its products; broadening its target markets from the Fortune 500 to include smaller organizations worldwide comprising the Global 2000; expanding international sales; leveraging a product authorship model that rewards individual product developers based on sales of products developed by them; leveraging a direct sales model intended to minimize the number of remote sales offices and focus on effective use of telephone and network communications; implementing and expanding existing programs aimed at improving customer relationships through information exchanges among the Company, existing customers, and prospective customers; and expanding its distribution channels through relationships with third party distributors; system integrators, and original equipment manufacturers.

    In September 1997, the Company completed the acquisition of Apsylog, a leading provider of IT asset management software solutions. The development of a market for asset management solutions in reccent years has paralleled that of the market for Enterprise Service Desk solutions and reflects the need of large organizations to manage increasingly complex and dispersed IT infrastructures. Apsylog's ASSETMANAGER product line, now renamed ASSETCENTER, provides asset mangement capabilities for IT infrastructures by tracking an organization's assets throughout their life cycles, thereby permitting more informed investment decisions in the acquisition, change and disposition of IT assets. The Company believes that ASSETCENTER will complement SERVICECENTER, allowing the Company to deliver an integrated suite of software applications and enabling organizations to take a more comprehensive approach to managing their IT infrastructures. See "Acquisition of Apsylog."

PRODUCTS

    Peregrine's principal product is SERVICECENTER, an Enterprise Service Desk software solution that integrates six critical management applications, or modules, on a common platform. SERVICECENTER supports most major computing platforms, including UNIX, Microsoft Windows 3.1, Windows 95, Windows NT, MVS and Apple Macintosh. While SERVICECENTER can be implemented readily without modification, SERVICECENTER users can customize the applications, screen formats, databases or reports using the Company's Rapid Application Development ("RAD") environment, a fourth generation application language. In August 1997, the Company announced the release of SERVICECENTER 2.0. The release features a new user interface, ticketing and query capabilities targeted at the Company's multi-location and multi-national customer base, and data integration capabilities that link related service requests with caller name and phone numbers.

  SERVICECENTER APPLICATIONS

    PROBLEM MANAGEMENT. The problem management application automates the process of reporting and tracking specific problems or classes of problems associated with an enterprise network computing environment. Help desk personnel open problem tickets using templates specific to the class of problem reported.

    KNOWLEDGE-BASED RESOLUTION. The problem management application works together with the Company's IR EXPERT, a text search expert system that employs neural network technology to allow network operators to retrieve relevant information quickly and accurately. This application assists in problem solving, based on prior solutions. The IR EXPERT reduces a user's question, or query, to a number of "terms," refining the query to fit knowledge in the database and can then search resolution databases using related terms. This application is self-learning, so the customer does not have to perform any work to keep the knowledge base up to date.

    CHANGE MANAGEMENT. The change management application provides a functional framework for proposing, accepting, scheduling, approving, reviewing and coordinating network changes. Change management permits end-users to enter proposed changes to the production environment and then circulate those changes electronically for review and action. Change requests can be tracked and details can be added at any time to the initial specifications.

    INVENTORY/CONFIGURATION MANAGEMENT. The inventory/configuration management application provides the service desk with a central repository of information about an organization's IT environment, including inventories of networked devices and applications as well as information concerning end-users. Easy access to inventory information permits the service desk to respond to end-user problems more effectively, to plan changes and services, and to create accurate reports about the network's status and environmental trends.

    ORDER AND CATALOG MANAGEMENT. The order and catalog management application automates and tracks an organization's equipment and services ordering process from initial request through installation and follow-up. Using SERVICECENTER, an end-user identifies and orders products or services from a catalog of items. SERVICECENTER then consolidates requests, forwards orders through an organization's standard approval and order processing procedures, and consolidates orders by vendor. End-users can track the status of requests through SERVICECENTER at all times.

    FINANCIAL MANAGEMENT. The financial management application monitors all financial and cost information relating to hardware and software in the network inventory, including component status (E.G., installed, disconnected, on order, in repair), purchase order/lease numbers, physical location, device type, fixed asset number and purchase accrual data.

  OTHER NETWORK MANAGEMENT PRODUCTS

    The Company's network management solutions provide critical network information on a real-time basis, enabling organizations to evaluate the status of their network computing environment and to respond proactively. OPENSNA permits users to manage IBM SNA networks graphically from an SNMP-based management console, to determine network status, and to issue commands. STATIONVIEW and SERVERVIEW manage Novell NetWare, Microsoft Windows NT, and Compaq Insight Manager-based servers and workstations from SNMP-based management platforms.

PRODUCT DEVELOPMENT; PRODUCT AUTHORSHIP MODEL

    The Company believes that attracting and retaining talented software developers is an important component of the Company's product development activities. To this end, the Company has instituted a product authorship incentive program that rewards the Company's developers individually with commissions based on the market success of the applications designed, written, marketed and supported by them. The Company's product authorship program is designed to encourage the Company's developers to evaluate the effectiveness of a product in the actual user environment.

    The Company believes that the ability to deliver new and enhanced products to customers is a key success factor. The Company has historically developed its products through a consultative process with existing and potential customers. The Company expects that continued dialogue with such existing and potential customers may result in enhancements to existing products and the development of new products, including product suites designed for a specific market segment. The Company has in the past devoted and expects in the future to continue to devote a significant amount of resources to developing new and enhanced products. The Company currently has a number of product development initiatives underway. There can be no assurance that any enhanced products, new products or product suites will be embraced by existing or new customers. The failure of these products to achieve market acceptance would have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's research and development expenditures in fiscal 1997 and for the six months ended September 30, 1997 were $5.9 million and $3.3 million, respectively, representing 16.8% and 14.2% of total revenues in the respective periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The market for the Company's products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. The Company's product development efforts are expected to continue to require substantial investments by the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has in the past experienced development delays, and there can be no assurance that the Company will not experience such delays in the future. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that the Company's current or future products will conform to industry requirements. The inability of the Company, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

TECHNOLOGY

    The Company's products rely on a number of standard, commercially available technologies for relational database storage and retrieval and client/server communications. The Company's products are designed to support a range of implementations of the Enterprise Service Desk within medium-sized organizations to large enterprises. In addition, the Company has developed technologies that provide a comprehensive environment to build, deploy and customize a wide range of applications.

    THREE-TIERED ARCHITECTURE. The Company's database, business rules and presentation technologies create a three-tiered client/server architecture intended to provide scalability and flexibility. The tiers are logically separated, allowing changes to the database design or the graphical interface to be made without requiring changes to the business rules or other related tiers.

    EASY CUSTOMIZATION/EXTENSION. In order to make the software fit the customers' needs, the product provides a number of easy-to-use tools that enable customers to customize and extend SERVICECENTER. The design of the database, the contents and appearance of the user interface, and the business rules can be modified using the Company's standard tools provided with the system.

    RAPID APPLICATION DEVELOPMENT ENVIRONMENT. The Company has created a "fill-in-the-blanks" development environment for building and deploying applications. All SERVICECENTER applications are implemented using the Company's RAD environment. If a customer requires more extensive modification, the system can be customized by changing the applications provided by the Company or implementing new applications using the RAD environment.

    DISTRIBUTED SERVICES. The Company has announced for delivery in 1997 a distributed technology that provides both replication services and the capability to move work from one SERVICECENTER system to another. These services are database vendor independent and contain knowledge of the application schema. For example, the transfer of a problem ticket from one server to another requires moving not only the problem description, but also information about the person affected by the problem and the inventory items, such as the type of software being used or the name of the server to which the user is connected. Distributed services permit all data to be transmitted as a discrete unit.

    ADAPTORS. The Company provides adaptors to industry standard APIs, such as SMTP e-mail, and leading vendors, products. These adaptors expand the reach of the Company's products by allowing them to interact with other products currently in the customer's environment. The Company has also created adaptors that permit the system to communicate using e-mail, beeper, fax and Lotus Notes. The adaptors also provide communication with third party network management tools such as Hewlett-Packard's OpenView, Tivoli's TME, Cabletron Spectrum, Sun's SunNet Manager and others. In addition, the Company has created an open API permitting software developed by third parties, end-users or the Company's Professional Services group to be integrated into the system.

    INTELLIGENT AGENTS. The Company provides intelligent agents that gather and feed information to SERVICECENTER. The agents provide automated inventory gathering and problem determination data for use in problem resolution and management of an IT environment. The agents permit help desk personnel to open, update and close trouble tickets based on criteria provided by the customers.

SALES AND MARKETING

    The Company sells its software and services in both North America and internationally primarily through a direct sales force. The North American sales force is located in San Diego and Houston. The international sales force is located in London, Paris, Frankfurt and Copenhagen. The Company utilizes a sales model which minimizes the number of remote sales offices and focuses instead on telephone and network communications for product demonstrations and product sales. When necessary, however, the Company's sales force will also travel to customer locations and pursue a consultative sales process. In addition to its direct sales strategy, the

Company is pursuing indirect distribution channels. In the Pacific Rim and Latin America, the Company has established a network of channel partners. In North America, the Company has established a network of regional, national and strategic integrators. When sold through direct channels, the sales cycle for the product is typically six to nine months depending on a number of factors, including the size of the transaction and the level of competition which the Company encounters in its selling activities. This sales cycle is typically extended 90 days for product sales through indirect channels.

    The Company has significantly increased the size of its sales force over the last year and expects to continue hiring sales personnel, both domestically and internationally, over the next twelve months. Competition for qualified sales personnel is intense in the software industry. The Company also expects to increase the number of its regional, national, and strategic integrators, domestically and internationally. Any failure by the Company to expand its direct sales force or other distribution channels could have a material adverse effect on the Company's business, operating results and financial condition.

    In the last year, the Company has devoted significant resources to restructuring and building its marketing organization. In the course of this restructuring, the marketing organization has launched a new corporate marketing strategy, emphasizing the Company's objective to be the leading Enterprise Service Desk solution worldwide. As part of its marketing strategy, the Company has implemented a number of enhanced marketing programs such as seminars, monthly executive briefings, industry trade shows, advertising and extensive public relations. For example, in 1997, the Company completed a series of product seminars in 30 cities in the United States and abroad. The Company plans to continue to expand its marketing organization to broaden the Company's market presence.

    The Company believes that its continued growth and profitability will require expansion of its international operations, particularly in Europe, Latin America and the Pacific Rim. The Company intends to expand its international operations and enter additional international markets, either directly or through international distribution or similar arrangements, which will require significant management attention and financial resources. Competition for suitable distribution partners is intense in many markets outside North America. There can be no assurance that the Company will be successful in attracting and retaining qualified international distributors or that it will be successful in implementing direct sales programs in selected international markets. If the Company is unable to obtain qualified international distribution partners or is otherwise unable to successfully penetrate important international markets, the Company's business, operating results, and financial condition could be materially and adversely affected.

    In addition, continued international expansion poses a number of risks associated with conducting business outside the United States, including fluctuations in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls, or other restrictions on foreign currencies, and trade barriers imposed by foreign countries, any of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell, and deliver its products internationally. The inability of the Company to expand its international operations successfully and in a timely manner could have a material adverse effect on the Company's business, operating results, and financial condition.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

    The Company's Professional Services group provides technical consulting and training to assist customers in successfully implementing SERVICECENTER.

    The Company provides a range of consulting services. Basic consulting services include analyzing user requirements and providing the customer with a starter system that will quickly demonstrate significant benefits of SERVICECENTER. More advanced consulting services include providing turn-key implementations using the Company's Advanced Implementation Methodology, which begins with a structured analysis to map the customer's business rules onto the Company's service desk tools, continues with the technical design and construction, and finishes with system roll out. Implementation assistance frequently involves process reengineering and the development of interfaces between the Company's products and legacy systems and other tools or systems.

    The Company offers training courses in the implementation and administration of its products. On a periodic basis, the Company offers product training at its facilities in San Diego and London for customers and channel partners. On-site training is available for a fee.

    The Company maintains a staff of customer service personnel, who provide technical support and training, and periodic software updates to the Company's customers and partners. The Company offers technical support services 24 hours a day, seven days a week through its local offices in Europe and San Diego via toll free lines. In addition to telephone support, the Company provides support via fax, e-mail and a Web server.

COMPETITION

    The market for the Company's products is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. Competitors vary in size and in the scope and breadth of the products and services offered. The Company encounters competition from a number of sources, including (i) providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc., (ii) customer interaction software companies such as Clarify Inc. and The Vantive Corporation, whose products include internal help desk applications, (iii) information technology and systems management companies such as IBM, Computer Associates International, Inc., McAfee Associates, Inc., and Hewlett-Packard Company through its recent acquisition of PROLIN, (iv) providers of asset management software, and (v) the internal information technology departments of those companies with help desk requirements. Because barriers to entry in the software market are relatively low, the Company anticipates additional competition from other established and emerging companies as the markets for Enterprise Service Desk and asset management applications expand. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties, or large software companies could acquire or establish alliances with smaller competitors of the Company. The Company expects software industry consolidation to occur in the future, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Some of the Company's current and many of its potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

    The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than the Company.

INTELLECTUAL PROPERTY

    The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company may provide its licensees with access to its data model and other proprietary information underlying its licensed applications. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology. Policing unauthorized use of the Company's software is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company is not aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES

    The Company's principal administrative, sales, marketing, support, research and development and training functions are located at its headquarters facility in San Diego, California. The Company currently occupies 95,110 square feet of space in the San Diego facility, and the lease extends through August 2003. Management is reviewing the adequacy of its current facilities to meet its needs in the future. The Company believes that suitable additional facilities will be available in the future as needed on commercially reasonable terms. An additional 13,310 square feet of leased space at the San Diego headquarters is subleased to JMI Services, Inc., an affiliate of the Company. See "Certain Transactions."

    The Company also leases office space for research and development in Cary, North Carolina and Colorado Springs, Colorado and for sales activities in Houston, Texas. In Europe, the Company leases space in London, Paris, Frankfurt and Copenhagen for European sales, customer support, professional services and administration.

EMPLOYEES

    As of September 30, 1997, the Company employed 206 persons, including 68 in sales and marketing, 31 in research and development, 22 in customer support, 39 in professional services, and 36 in finance and administration. Of the Company's employees, 43 were located in Europe and the remainder were located in North America. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract, and retain such personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

                             ACQUISITION OF APSYLOG

    Apsylog develops and markets ASSETCENTER, a comprehensive asset management solution that manages the IT assets throughout their life-cycle, from asset acquisition through asset deployment and tracking, to asset retirement. ASSETCENTER combines procurement, portfolio management, and lease management into a single enterprise information resource.

    Apsylog began shipping ASSETCENTER in mid-1996 has since licensed ASSETCENTER to over 150 customers.

    Apsylog currently sells ASSETCENTER in Europe and North America through a direct sales force and through a network of distributors and resellers. In Europe, Apsylog's resellers include principally system integrators and outsourcing companies. In North America, Apsylog has entered into reseller arrangements with companies such as GE Capital, AT&T Capital, and Hitachi Data Systems.

    Apsylog's ASSETCENTER suite of applications runs on Windows95, Windows NT and UNIX and supports most major relational database technologies, including products from Oracle Corporation, Informix Corporation and Sybase, Inc. ASSETCENTER is currently available in English, French, German, Italian and Spanish.

    As of the date of the Apsylog Acquisition, Apsylog had 66 employees, substantially all of whom will continue as employees of Peregrine or Apsylog. A total of 53 employees were based at Apsylog's headquarters in Paris, France, and the remainder were based in other Apsylog locations. Apsylog maintains leased facilities in Paris, France, San Ramon, California and Munich, Germany.

    In connection with the Apsylog Acquisition, the Company issued an aggregate of approximately 1,916,000 shares of the Company's Common Stock to the stockholders of Apsylog's parent corporation, United Software, Inc., including shares issuable upon exercise of outstanding options held by employees of Apsylog and assumed by the Company. Such shares (including outstanding options) represent approximately 11.0% of the Company's presently outstanding Common Stock. Approximately 186,000 shares of the Company's Common Stock issued in the Apsylog Acquisition have been deposited into an escrow expiring in September 1998 for the protection of the Company in the event of any breach of representations made by Apsylog and certain stockholders in the Merger Agreement. The Common Stock issued in the Apsylog Acquisition was sold in reliance on certain exemptions from the registration requirements the Securities Act and is subject to restrictions on transfer under applicable securities laws. The Company has agreed to certain registration rights for the benefit of the recipients of the Common Stock in the Apsylog Acquisition. See "Description of Capital Stock" and "Shares Eligible for Future Sale." All of the Shares offered pursuant to this Prospectus represent shares held by former stockholders of Apsylog are being registered for resale in accordance with the registration rights granted to such stockholders

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors as of the date of this Prospectus.

             NAME               AGE                  POSITION
------------------------------  ---  ----------------------------------------
Alan H. Hunt..................   55  President, Chief Executive Officer and
                                     Director
David A. Farley...............   42  Vice President, Finance, Chief Financial
                                     Officer and Director
David G. Fisher...............   39  Vice President, Marketing
Stephen P. Gardner............   44  Vice President, Strategic Acquisitions
Douglas F. Garn...............   39  Vice President, North American Sales
William G. Holsten............   61  Vice President, Professional Services
Richard T. Nelson.............   38  Vice President, Secretary, and General
                                     Counsel
Douglas S. Powanda............   41  Vice President, International Sales
Steven S. Spitzer.............   38  Vice President, Channel Sales
John J. Moores (1)............   53  Chairman of the Board of Directors
Christopher A. Cole...........   43  Director
Richard A. Hosley II (1)......   52  Director
Charles E. Noell III (1)(2)...   45  Director
Norris van den Berg (2).......   59  Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    ALAN H. HUNT has served as the Company's President and Chief Executive Officer and as a member of the Board of Directors since October 1995. From July 1994 until November 1995, Mr. Hunt was President and Chief Executive Officer and a director of XVT Software Inc., a development tools software company ("XVT"). From March 1991 until May 1994, Mr. Hunt was Senior Vice President of Sales and Marketing (North America) for BMC Software, Inc., a vendor of software system utilities for IBM mainframe computing environments ("BMC"). Mr. Hunt holds a B.S. in Business Administration and Industrial Management from San Jose State College.

    DAVID A. FARLEY has served as the Company's Vice President, Finance, and Chief Financial Officer and as a member of the Board of Directors since October 1995. Mr. Farley served as Secretary of the Company from October 1995 until February 1997. From November 1994 to November 1995, Mr. Farley was Vice President, Finance, and Chief Financial Officer and a director of XVT. From December 1984 until October 1994, Mr. Farley held various accounting and financial positions at BMC, most recently as Chief Financial Officer and as a director. Mr. Farley holds a B.S. in Accounting from the University of Alabama.

    DAVID G. FISHER has served as the Company's Vice President, Marketing since April 1996. From March 1993 to April 1996, Mr. Fisher was Vice President of Sales and Marketing for Restrac, Inc., a developer and vendor of recruitment and staffing software applications. From February 1991 to March 1993, Mr. Fisher was Vice President of Worldwide Marketing for Continuum, Inc., a developer and vendor of insurance and banking software applications. Mr. Fisher holds a B.S. in Business Administration and a B.A. in Political Science from the University of California at Berkeley.

    STEPHEN P. GARDNER has served as the Company's Vice President, Strategic Acquisitions since May 1997. From May 1996 until May 1997, Mr. Gardner served as president of Thunder & Lightning Company, an internet software start-up company. From 1995 until May 1996 Mr. Gardner served as the president of Alpharel Inc., a document management software company. From 1993 until 1995, Mr. Gardner served as a vice president of Data General Corporation, a manufacturer of multiuser computer systems, peripheral equipment, communications systems, and related products. From 1988 to 1993, Mr. Gardner served in various capacities with Groupe Bull, most recently as founder and president of its Integris Business Unit, a systems integration and software company owned by Groupe Bull of France. Mr. Gardner holds an A.B. in Geochemistry from Princeton University and an M.B.A. from Harvard University.

    DOUGLAS F. GARN has served as the Company's Vice President, North American Sales since April 1996. From July 1995 until April 1996, Mr. Garn was Vice President of Sales with Syntax, Inc., a networking software company. From November 1993 until July 1995, Mr. Garn was Regional Sales Manager with BMC. From May 1992 until November 1993, Mr. Garn was Vice President and General Manager of Sales with NYNEX Mobile Communications, a wireless communications company. Mr. Garn holds a B.S. in Marketing from the University of Southern California.

    WILLIAM G. HOLSTEN has served as the Company's Vice President, Professional Services since November 1995. From July 1994 until November 1995, Mr. Holsten was Director of Professional Services for XVT. From August 1992 until June 1994, he was a consultant with Engineering Software Solutions, a consulting firm co-owned by Mr. Holsten and a partner, which provided consulting services to XVT from May 1993 to June 1994. From October 1984 to July 1992, Mr. Holsten held a variety of positions with Precision Visuals, Inc., a graphics software company, most recently as Director of Professional Services. Mr. Holsten holds a B.A. in Mathematics from the University of California at Santa Barbara.

    RICHARD T. NELSON has served as the Company's General Counsel since November 1995, as Vice President since October 1996 and as Secretary since February 1997. From August 1991 until November 1995, Mr. Nelson was an associate in the Houston, Texas office of Jackson & Walker LLP, a law firm. Mr. Nelson holds a B.S. in Accounting from Bentley College and a J.D. from the University of Iowa College of Law.

    DOUGLAS S. POWANDA has served as the Company's Vice President, International Sales since September 1995. From June 1994 until September 1995, he served as the Company's Vice President, North American Sales. He was the Company's Director of Sales for Europe from September 1993 until June 1994, Regional Sales Manager from December 1992 to August 1993, and Senior Accounts Manager from February 1992 until December 1992. Mr. Powanda holds a B.S. in Business Management from Trenton State University and an M.B.A. from Pepperdine University.

    STEVEN S. SPITZER has served as the Company's Vice President, Channel Sales since August 1997. From 1986 until August 1997, Mr. Spitzer held various positions with FileNet Corporation, a provider of workflow, document-imaging, and electronic document management software solutions, most recently as Vice President, Channel Sales. Mr. Spitzer holds a B.S. in Business Administration, Computer Sciences from Long Beach State University.

    JOHN J. MOORES has served as Chairman of the Company's Board of Directors since March 1990 and as a Board member since March 1989. In 1980, Mr. Moores founded BMC and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. Mr. Moores also serves as a director of Homegate Hospitality, Inc. Mr. Moores holds a B.S. in economics and a J.D. from the University of Houston.

    CHRISTOPHER A. COLE has served as a member of the Company's Board of Directors since founding the Company in 1981. He also served as its President and Chief Executive Officer from 1986 until 1989. Since 1992, Mr. Cole has served as President and Chief Executive Officer of Questrel, Inc., a software development company. Mr. Cole holds an A.B. and an A.M. in Physics from Harvard University.

    RICHARD A. HOSLEY II has served as a member of the Company's Board of Directors since January 1992. Prior to retiring from full-time employment, Mr. Hosley served as President and Chief Executive Officer of BMC. Mr. Hosley also serves as a director of Logic Works, Inc. and as a director and member of the compensation committee of Axent Technologies, Inc. Mr. Hosley holds a B.A. in Economics from Texas A&M University.

    CHARLES E. NOELL III has served as a member of the Company's Board of Directors since January 1992. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., a private investment company, and as a General Partner of JMI Equity Fund, L.P., a venture capital investment firm ("JMI Equity Fund"). Mr. Noell also serves as a director of Expert Software, Inc. and Transaction Systems Architects, Inc. and as a director and member of the compensation committee of Homegate Hospitality, Inc. Mr. Noell holds a B.A. in History from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard University.

    NORRIS VAN DEN BERG has served as a member of the Company's Board of Directors since January 1992. Mr. van den Berg has served as a General Partner of JMI Equity Fund since July 1991 and also serves as a member of the Board of Directors of Prism Solutions, Inc. Mr. van den Berg holds a B.A. in Philosophy and Mathematics from the University of Maryland.

DIRECTOR COMPENSATION

    The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any additional cash compensation. The Company has granted each of directors Christopher A. Cole, Richard A. Hosley II, Charles E. Noell III and Norris van den Berg options to acquire 45,000 shares of Common Stock at an exercise price of $1.34 under the Company's 1991 Nonqualified Stock Option Plan. All such options vested in annual installments over four years, are now fully exercisable, and expire if not exercised prior to May 2002. See "Principal and Selling Stockholders." In addition, in December 1990, the Company granted Christopher A. Cole an option to acquire 225,000 shares of Common Stock at an exercise price of $0.51 per share under the Nonqualified Stock Option Plan. Following Mr. Cole's resignation as an executive officer of the Company and in consideration of his continuing service as a member of the Company's Board of Directors, the Company extended the exercisability of such option with respect to 56,250 vested shares for so long as Mr. Cole remains a member of the Board of Directors but no later than December 2000. See "Certain Transactions."

    The Company's 1997 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors, other than non-employee directors who hold or are affiliated with a holder of three percent of the Company's outstanding Common Stock, pursuant to an automatic nondiscretionary grant mechanism. Each new non-employee director is automatically granted an option to purchase 25,000 shares of Common Stock at the time he or she is first elected to the Board of Directors. Each non-employee director will subsequently be granted an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders beginning with the 1998 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Director Plan will become exercisable over four years, with 25% of the shares vesting after one year and the remaining shares vesting in quarterly installments thereafter. See "Stock Plans--1997 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of directors Richard A. Hosley II, John J. Moores and Charles E. Noell III. Alan H. Hunt, President, Chief Executive Officer and director of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal years ended March 31, 1997 and 1996 by (i) the Company's President and Chief Executive Officer and (ii) the Company's next four most highly compensated executive officers whose salary and bonus for fiscal 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                              AWARDS
                                                                      ----------------------
                                              ANNUAL COMPENSATION                   SECURITIES
                                                      (1)             RESTRICTED    UNDERLYING
                                   FISCAL    ----------------------      STOCK      OPTIONS    ALL OTHER
  NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS        AWARDS        (#)     COMPENSATION
--------------------------------  ---------  ---------  -----------   -----------   --------  ------------
Alan H. Hunt (2)................      1997   $ 225,000  $ 225,160(6)         --          --   $    4,862(11)
  President and Chief Executive       1996     192,500    130,557(6)  $ 936,000(10) 400,000       16,968(11)
  Officer
David A. Farley (3).............      1997     150,000    126,240(7)         --          --        2,712(12)
  Vice President, Finance, and        1996     120,000     73,146(7)    468,000(10) 200,000      100,321(12)
  Chief Financial Officer
Douglas F. Garn (4).............      1997     150,000    197,324(8)         --     200,000       18,788(13)
  Vice President, North American      1996          --         --            --          --           --
  Sales
William G. Holsten (5)..........      1997      90,000    120,000            --      50,000        4,481(14)
  Vice President, Professional        1996      90,000    201,574            --     100,000       35,387(14)
  Services
Douglas S. Powanda..............      1997     150,000    104,300(9)         --      50,000        2,885(15)
  Vice President, International       1996     106,000    179,127(9)         --          --        7,704(15)
  Sales

------------------------

(1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during either fiscal 1997 or fiscal 1996.

(2) Mr. Hunt became President and Chief Executive Officer of the Company in October 1995. Mr. Hunt's salary and bonus for fiscal 1996 include amounts paid to him as President and Chief Executive Officer of XVT. The Company acquired XVT in October 1995. See "Certain Transactions."

(3) Mr. Farley became Vice President, Finance, and Chief Financial Officer of the Company in October 1995. Mr. Farley's salary and bonus for fiscal 1996 include amounts paid to him as Vice President, Finance, and Chief Financial Officer of XVT.

(4) Mr. Garn became the Company's Vice President, North American Sales, in April 1996.

(5) Mr. Holsten became Vice President, Professional Services of the Company in November 1995. Mr. Holsten's salary and bonus for fiscal 1996 include amounts paid to him as Director, Professional Services, of XVT.

(6) Bonus compensation for fiscal 1997 includes $136,500 earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $65,000 earned in fiscal 1996 but paid in fiscal 1997.

(7) Bonus compensation for fiscal 1997 includes $126,240 earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $35,000 earned in fiscal 1996 to be paid in fiscal 1998.

(8) Bonus compensation for fiscal 1997 consists of (i) $68,426 of bonus compensation and $75,898 of commission income earned and paid in fiscal 1997 and (ii) $33,000 of bonus compensation and $20,000 of commission income earned in fiscal 1997 to be paid in fiscal 1998.

(9) Bonus compensation for fiscal 1997 consists of (i) $32,531 of bonus compensation and $26,769 of commission income earned and paid in fiscal 1997 and (ii) $34,000 of bonus compensation and $11,000 of commission income earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 consists of (i) $131,492 of bonus compensation and $4,725 of commission income earned and paid in fiscal 1996 and (ii) $37,351 of bonus compensation and $5,559 of commission income earned in fiscal 1996 but paid in fiscal 1997.

(10) In November 1995, the Company issued Mr. Hunt an aggregate of 400,000 and Mr. Farley an aggregate of 200,000 shares of Common Stock pursuant to restricted stock agreements in connection with their initial employment. The estimated fair value of such shares at the time of issuance was $2.34 per share. Such shares vest incrementally over ten years subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. As of March 31, 1997, based upon the April 1997 initial public offering price of $9.00 per share, the aggregate fair market value of the shares held by Mr. Hunt was $3,600,000, and the aggregate fair market value of the shares held by Mr. Farley was $1,800,000. See "Employment Agreements and Change in Control Arrangements" and "Certain Transactions."

(11) Represents $1,084 and $238 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $3,778 and $844 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $15,886 in relocation expenses paid by the Company in fiscal 1996.

(12) Represents $337 and $84 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,375 and $1,875 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $98,362 in relocation expenses paid by the Company in fiscal 1996.

(13) Represents $218 in group life insurance excess premiums, $4,604 in matching contributions under the Company's 401(k) plan and $13,966 in relocation expenses paid by the Company in fiscal 1997.

(14) Represents $2,106 and $509 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,375 and $594 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $34,284 in relocation expenses paid by the Company in fiscal 1996.

(15) Represents $337 and $248 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,548 and $2,340 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $5,116 in relocation expenses paid by the Company in fiscal 1996.

                       OPTION GRANTS IN FISCAL YEAR 1997

    The following table sets forth certain information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended March 31, 1997. All such options were awarded under the Company's 1994 Stock Option Plan.

                                                        INDIVIDUAL GRANTS
                                        --------------------------------------------------   POTENTIAL REALIZABLE
                                                      PERCENT OF                              VALUES AT ASSUMED
                                         NUMBER OF   TOTAL OPTIONS                          ANNUAL RATES OF STOCK
                                        SECURITIES    GRANTED TO                              PRICE APPRECIATION
                                        UNDERLYING   EMPLOYEES IN    EXERCISE                FOR OPTIONS TERM(1)
                                          OPTIONS       FISCAL       PRICE PER   EXPIRATION ----------------------
                                          GRANTED       1997(2)     SHARE(3)(4)   DATE(5)       5%         10%
                                        -----------  -------------  -----------  ---------  ----------  ----------
Alan H. Hunt..........................          --            --            --          --          --          --
David A. Farley.......................          --            --            --          --          --          --
Douglas F. Garn.......................     200,000         21.5%     $    2.34     4/01/06  $  294,323  $  745,871
William G. Holsten....................      50,000          5.4%          2.34    12/16/06      73,581     186,468
Douglas S. Powanda....................      50,000          5.4%          2.34    12/16/06      73,581     186,468

------------------------

(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Based on options to acquire 928,784 shares granted under the Company's 1994 Stock Option Plan during fiscal 1997. All options granted to the Named Executive Officers during fiscal 1997 are governed by the Company's 1994 Stock Option Plan.

(3) Options were granted at an exercise price equal to not less than the fair market value of the Company's Common Stock on the date of grant as determined in good faith by the Board of Directors.

(4) Exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(5) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 6.25% of the shares subject to option at the end of each three-month period thereafter.

                           AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    No Named Executive Officer exercised any stock option during fiscal year 1997. The following table sets forth certain information regarding stock options held as of March 31, 1997 by the Named Executive Officers.

                                                                 NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                                               OPTIONS AT MARCH 31, 1997     AT MARCH 31, 1997*
                                                               -------------------------  ------------------------
                                                               EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                                               -----------  ------------  ----------  ------------
Alan H. Hunt.................................................     125,000       275,000   $  832,500   $1,831,500
David A. Farley..............................................      62,500       137,500      416,250      915,750
Douglas F. Garn..............................................          --       200,000           --    1,332,000
William G. Holsten...........................................      32,194       118,750      212,618      790,875
Douglas S. Powanda...........................................      97,500       102,500      671,850      690,150

------------------------

* Based upon the April 1997 initial public offering price of $9.00 per share minus the exercise price.

STOCK PLANS

    1994 STOCK OPTION PLAN. The Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees and consultants of nonstatutory stock options. The 1994 Plan was adopted by the Board of Directors in January 1994 and approved by the Company's stockholders in April 1994. The 1994 Plan replaces the Company's Nonqualified Stock Option Plan and the 1991 Nonqualified Stock Option Plan (the "Prior Plans"). Options previously issued under the Prior Plans shall be exercisable according to their terms. Unless terminated sooner, the 1994 Plan will terminate automatically in January 2004. A total of 3,148,000 shares of Common Stock had been reserved for issuance under the 1994 Plan at September 30, 1997. In October 1997, the Company's Board of Directors approved an increase by 1,824,000 in the number of shares reserved for future issuance under the 1994 Plan.

    The 1994 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1994 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1994 Plan.

    Options granted under the 1994 Plan are not generally transferable by the optionee, and each option is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1994 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, within six months after such optionee's termination by disability, or within 12 months after such optionee's termination by death, but in no event later than the expiration of ten-years from the date of grant of such option. The administrator of the 1994 Plan has the discretion to extend the exercisability of options following a termination of the optionee's employment but in no event for more than ten years after the date of grant of such option. The exercise price of all incentive stock options granted under the 1994 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1994 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1994 Plan may not exceed ten years.

    The 1994 Plan provides that in the event of a merger or consolidation of the Company with or into another corporation, a sale of substantially all of the Company's assets or certain other changes in control of the Company, the optionee shall have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable.

    As of September 30, 1997, 46,000 shares of Common Stock had been issued upon exercise of options outstanding under the Prior Plans and 91,659 shares of Common Stock had been issued upon exercise of options outstanding under the 1994 Plan. Options to purchase 1,511,250 shares of Common Stock at a weighted average exercise price of $1.04 were outstanding under the Prior Plans, and options to purchase 2,675,726 shares of Common Stock at a weighted average exercise price of $3.70 were outstanding under the 1994 Plan. In addition, options to acquire 15,204 shares of the Company's Common Stock assumed by the Company in connection with the acquisition of XVT were outstanding with a weighted average exercise price of $4.24, and options to acquire 32,021 shares assumed by the Company in connection with the Apsylog Acquisition were outstanding with weighted average exercise price of $0.32. At September 30, 1997, 380,615 shares remained available for future issuance under the 1994 Plan, not including the 1,824,000 share reserve increase approved by the Company's Board of Directors in October 1997.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors and approved by the Company's stockholders in February 1997 and became effective May 1, 1997. A total of 250,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan, and 235,987 shares remained available for issuance under the 1997 Purchase Plan at September 30, 1997. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, has four three-month offering periods each year beginning on the first trading day on or after May 1, August 1, November 1 and February 1. The first such offering period will commence on the first trading day on or after May 1, 1997 and will end on the last trading day on or before July 31, 1997. The 1997 Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary; provided, however, that officers of the Company are not eligible to participate in the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation, including commissions, but excluding overtime, bonuses and other incentive compensation. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Shares purchased under the 1997 Purchase Plan may not be sold or otherwise transferred by a participant for a period of 12 months after the date of their purchase. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

    Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). In addition, the twelve-month restriction on transfers applicable to shares purchased under the 1997 Purchase Plan shall lapse in such event. The 1997 Purchase Plan will terminate in February 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan.

    1997 DIRECTOR OPTION PLAN. Outside directors are entitled to participate in the 1997 Director Option Plan (the "Director Plan"); provided, however, that no outside director who is directly or indirectly the holder of more than three percent of the Company's outstanding Common Stock may be granted an option under the Director Plan. The Director Plan was adopted by the Board of Directors and approved by the stockholders in February 1997. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan.

    The Director Plan provides for the automatic grant of 25,000 shares of Common Stock (the "First Option") to each eligible outside director on the date such person first becomes an outside director. After the First Option is granted to the eligible outside director, he or she shall automatically be granted an option to purchase 5,000 shares (a "Subsequent Option") each year on the date of the annual shareholder's meeting of the Company, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of ten years and the shares subject to the option shall vest as to 25% of the shares on the first anniversary of the grant date and as to 6 1/4% of the shares on the last day of each consecutive three-month period thereafter. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. If an option is assumed or substituted for, it shall remain exercisable and shall continue to vest as provided in the Director Plan. However, if an eligible outside director's status as a director of the Company or the successor corporation, as applicable, is terminated following such assumption or substitution, other than upon a voluntary resignation by such outside director, each option granted to such director shall become fully vested and exercisable. If the successor does not agree to assume or substitute for the option, each option shall also become fully vested and exercisable. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

    401(k) PLAN. The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 20% or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company makes matching contributions on behalf of all participants in the 401(k) Plan in the amount of 25% of employee contributions. The Company may also make additional discretionary contributions in such amounts as determined by the Board of Directors, subject to statutory limitations on contributions made by employees and employers under such plans. To date, the Company has made no such additional discretionary contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options. In connection with the Apsylog Acquisition, the Company assumed Apsylog's 401(k) Plan which has similar terms and is administered in substantially the same manner as the Company's 401(k) Plan as described above. The Company intends to consolidate the Apsylog 401(k) Plan into the Company's 401(k) Plan in the near future.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Company does not currently have any employment contracts in effect with any Named Executive Officer. The Company and certain Named Executive Officers are parties to separate agreements relating to restricted stock issuances, severance arrangements and consulting arrangements. See "Certain Transactions."

    The Company and Alan H. Hunt, its President and Chief Executive Officer, are parties to a restricted stock agreement dated November 1, 1995 pursuant to which the Company issued Mr. Hunt 400,000 shares of Common Stock. The Company and David A. Farley, its Chief Financial Officer, are parties to a substantially equivalent restricted stock agreement dated November 1, 1995 pursuant to which the Company issued Mr. Farley 200,000 shares of Common Stock. The shares issued to each of Messrs. Hunt and Farley vest incrementally over ten years, subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. The restricted stock agreements permit either Mr. Hunt or Mr. Farley to surrender shares to satisfy withholding tax obligations that arise as the shares vest. In connection with the vesting of 66,000 shares in April 1997, Mr. Hunt surrendered 28,296 shares subject to his restricted stock agreement. In the event of a merger or change in control of the Company, all such shares will become automatically vested. In the event of a merger or change in control of the Company, all such shares will become automatically vested. See "Management--Executive Compensation."

    Under the 1994 Plan, in the event of a merger or a change in control of the Company, vesting of options outstanding under the 1994 Plan will automatically accelerate such that outstanding options will become fully exercisable, including with respect to shares for which such options would be otherwise unvested. See "Stock Plans--1994 Stock Option Plan."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

OTHER MANAGEMENT MATTERS

    Certain of the Company's officers have been interviewed in connection with an investigation being conducted by the Securities and Exchange Commission regarding trading in the securities of a publicly held company. These officers were previously employed by that company. Although these officers conducted trades in securities of the company during the period covered by the investigation, such trades were conducted subsequent to the termination of their employment. No person or company has been accused of any wrongdoing in connection with the investigation and the Staff of the Commission has stated that the investigation should not be construed as an indication by the Commission or its Staff that any violation of law has occurred, or considered as a reflection upon any person, entity, or security.

                              CERTAIN TRANSACTIONS

    John J. Moores, the Chairman of the Company's Board of Directors and the majority stockholder of the Company, was party to a Continuing and Unconditional Guaranty dated November 13, 1995 (as subsequently amended) with NationsBank of Texas, N.A. ("NationsBank"), pursuant to which Mr. Moores guaranteed the Company's obligations under its bank line of credit agreement and term loan with NationsBank. As of March 31, 1997, the Company's outstanding obligations under such credit line and term loan were $4.5 million and $1.6 million, respectively. Both the credit and term loan were repaid from proceeds of the Company's April 1997 initial public offering, and the Company terminated the line of credit agreement with NationsBank in September 1997. The Company's current line of credit agreement with Wells Fargo Bank, N.A. is not guaranteed by Mr. Moores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 6 of Notes to Consolidated Financial Statements.

    From time to time since becoming a stockholder of the Company, Mr. Moores has made short-term working capital loans to the Company on an as-needed basis, each such loan bearing interest at the prime rate announced by major commercial banks. Mr. Moores became a stockholder of the Company in 1989. In September 1995, Mr. Moores made a loan to the Company in the amount of $250,000, which was repaid in November 1995. In July 1996, Mr. Moores made a loan to the Company in the amount of $2,000,000, which was repaid three days later. The Company used the proceeds of the $2,000,000 loan to make a capital contribution to its subsidiary in the United Kingdom, which, in turn, repaid certain advances owed to the Company. In December 1996, Mr. Moores loaned the Company $250,000, which was repaid in February 1997.

    The Company and JMI Services, Inc., an investment management company ("JMI Services"), are parties to a sublease pursuant to which the Company subleases approximately 13,310 square feet of office space at its San Diego headquarters to JMI Services. The term of the sublease is from June 1, 1996 through October 21, 2003. The sublease provides for initial monthly rental payments of $16,638 to increase by $666 per month on each anniversary of the sublease. Mr. Moores serves as Chairman of the Board of JMI Services, and Charles E. Noell, III, a director of the Company, serves as President and Chief Executive Officer. The Company believes that the terms of the sublease are at competitive market rates.

    The Company leases a suite at San Diego's Qualcomm Stadium at competitive rates and on an informal basis from the San Diego Padres Baseball Club, L.P. (the "Padres"). Mr. Moores has served as owner and Chairman of the Board of the Padres since December 1994. The Company's annual payments for such suite total approximately $45,000.

    Pursuant to an Acquisition Agreement dated November 29, 1995 among the Company, Skunkware, Inc. ("Skunkware") and Peregrine/Bridge Transfer Corporation, a database software subsidiary of the Company ("PBTC"), the Company sold all the outstanding shares of PBTC to Skunkware for an aggregate purchase price of approximately $559,000. In addition, under the Acquisition Agreement, the Company receives a royalty on certain license sales of PBTC. The royalty payments to the Company are limited to an aggregate of $677,000. The Company had acquired the business assets of PBTC in a March 1995 acquisition for an aggregate consideration consisting of $181,000 in cash and 225,000 shares of the Company's Common Stock, which were valued for purposes of the transaction at $2.34 per share or an aggregate of $526,500. The related acquisition agreement included an earn-out provision pursuant to which the Company issued an additional 12,000 shares of Common Stock in July 1996. JMI Equity Fund L.P. ("JMI Equity Fund") is the controlling stockholder of Skunkware. Mr. Noell and Norris van den Berg, a director of the Company, are general partners of JMI Equity Fund, and Mr. Moores is a limited partner of JMI Equity Fund. Pursuant to the Acquisition Agreement, the Company provides certain computer and administrative resources to PBTC for a monthly fee of $37,500.

    Pursuant to an Agreement and Plan of Merger dated as of November 30, 1995, the Company acquired XVT Software Inc., a development tools software company ("XVT"). In connection with the acquisition, the Company issued approximately 2,018,808 shares of its Common Stock, which were then valued for purposes of the transaction at $2.34 per share or an aggregate of $4,724,010, in exchange for all of XVT's issued and outstanding preferred and common stock. The terms of the Company's acquisition of XVT, including the aggregate consideration paid, were determined by negotiations among officers of the Company and XVT, including the companies' respective financial and accounting advisors. The fairness of such terms was not determined by any independent third party. JMI Equity Fund held voting control of XVT's outstanding capital stock, and trusts for which Mr. Moores serves as trustee owned also owned 131,332 shares of XVT's Series C Preferred Stock. The shares of Common Stock issued by the Company in connection with the acquisition included 1,579,436 shares issued to JMI Equity Fund and such trusts. JMI and such trusts had acquired their shares of XVT in a series of financing transactions between June 1992 and September 1994 for an aggregate consideration of $3,466,333. In addition, in December 1994, David A. Farley, the Company's Vice President, Finance, and Chief Financial Officer, had purchased approximately 32,833 shares of XVT's outstanding Series C Preferred Stock for an aggregate consideration of $350,000. In consideration of such shares and in payment for certain accumulated dividends owing on the Series C Preferred, the Company issued Mr. Farley 149,408 shares of its Common Stock in connection with the acquisition of XVT. The Company also assumed all outstanding options to acquire XVT's Common Stock, including outstanding options to William G. Holsten, the Company's Vice President, Professional Services, and Christopher A. Cole, a director of the Company. Following such assumption and after adjustment of the number of shares subject to such options to reflect the applicable exchange ratio, Messrs. Cole and Holsten received options to acquire 2,828 and 944 shares, respectively, of the Company's Common Stock. Outstanding options to acquire XVT's Common Stock held by Alan H. Hunt, the Company's President and Chief Executive Officer, and Mr. Farley were canceled in connection with their becoming executive officers of the Company.

    The Company is a party to restricted stock agreements with Messrs. Hunt and Farley pursuant to which the Company issued a total of 600,000 shares of its Common Stock. See "Management--Employment Agreements and Change in Control Arrangements."

    The Company and James W. Butler are parties to an agreement dated December 13, 1995 (the "Butler Agreement") governing Mr. Butler's resignation as an executive officer and member of the Company's Board of Directors. Mr. Butler resigned as President and Chief Executive Officer of the Company in July 1995 and as Vice Chairman of the Company's Board of Directors in October 1995. Pursuant to the Butler Agreement, the Company retained Mr. Butler's services as a consultant to the Company from January 1996 through December 1996 in consideration of a monthly consulting fee of $10,000. In addition, the Company forgave an outstanding advance of $120,000 paid to Mr. Butler in anticipation of his transfer to a Texas-based operating subsidiary of the Company. In connection with such forgiveness, the Company also paid Mr. Butler an additional $130,251 to cover Mr. Butler's tax obligations. In addition, pursuant to the Butler Agreement, Mr. Butler conveyed certain residential property in San Diego County, California to the Company in satisfaction of an outstanding loan from the Company in the amount of $454,331 plus $85,000 in accrued interest. The Company also assumed Mr. Butler's obligations under a note and mortgage in the amount of $1,059,665 relating to such property. In connection with Mr. Butler's resignation, the Company agreed to extend the exercisability of options to acquire 825,000 vested shares of the Company's Common Stock through October 23, 2000. The Butler Agreement also contains certain non-competition and confidentiality provisions. See "Management--Executive Compensation."

    In October 1995, the Company agreed to extend the exercisability of the vested portion of an option granted to Christopher A. Cole in December 1990 for so long as Mr. Cole remains a member of the Company's Board of Directors. The option was originally granted under the Company's Nonqualified Stock Option Plan and, in accordance with the form of stock option agreement used in connection with such plan, would otherwise have terminated following a termination of Mr. Cole's continuous employment with the Company. At the time of Mr. Cole's resignation as an executive officer of the Company, such option was vested with respect to 56,250 shares. See "Management--Director Compensation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) all directors and executive officers of the Company as a group; (v) each Selling Stockholder holding more than 1% of the Company's outstanding, and (vi) all other Selling Stockholders as a group. All information contained in the table below is based on beneficial ownership as of September 30, 1997. Prior to the Apsylog Acquisition, each of the Selling Stockholders was a stockholder of Apsylog's parent, United Software, Inc.

                                                          BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                                          PRIOR TO OFFERING (2)     NUMBER OF       AFTER OFFERING (2)
                                                        -------------------------     SHARES     -------------------------
NAME AND ADDRESS OF STOCKHOLDER(1)                         NUMBER       PERCENT      OFFERED        NUMBER       PERCENT
------------------------------------------------------  ------------  -----------  ------------  ------------  -----------
John J. Moores (3)....................................    10,110,707        58.9%            --    10,110,707        58.9%
Charles E. Noell III (4)..............................       129,857           *             --       129,857           *
Norris van den Berg (5)...............................       102,336           *             --       102,336           *
Christopher A. Cole (6)...............................       630,821         3.7             --       630,821         3.7
Alan H. Hunt (7)......................................       571,704         3.3             --       571,704         3.3
David A. Farley (8)...................................       449,408         2.6             --       449,408         2.6
Douglas S. Powanda (9)................................       120,101           *             --       120,101           *
Douglas F. Garn (10)..................................        75,000           *             --        75,000           *
Richard A. Hosley II (11).............................        45,000           *             --        45,000           *
William G. Holsten (12)...............................        51,944           *             --        51,944           *
All executives officers and directors as a group
  (14 persons) (13)...................................    12,419,878        68.7%                  12,419,878        68.7%
SELLING STOCKHOLDERS
Leo Apotheker.........................................         6,664           *          6,006           658          --
Joel Armengaud (14)...................................        31,155           *         17,695        13,460           *
Patrick Bamas (14)....................................        10,469           *          9,436         1,033          --
Thomas Boudalier (14).................................        53,245           *         30,247        22,998           *
Jacques Chatain.......................................         3,803           *          3,428           375          --
Coparis...............................................       161,425           *        145,498        15,927          --
Bernard Daugeras......................................         3,803           *          3,428           375          --
Stephan Dehoche (14)..................................        68,025           *         38,642        29,383           *
Pierre Dubois (14)....................................        53,245           *         30,247        22,998           *
Finovelec.............................................       131,959           *        118,940        13,019          --
Philippe Haustete.....................................        16,184           *         14,587         1,597          --
IDI...................................................         7,299           *          6,579           720          --
Innovacom II..........................................       163,020           *        146,936        16,084          --
Jean Jacquin..........................................         3,803           *          3,428           375          --
Alain Lacoste.........................................           644           *            580            64          --
Christian Lanlois-Meurinne............................         4,124           *          3,717           407          --
Francois Marmissolle..................................         2,420           *          2,181           239          --
Jacques Meheut........................................         2,420           *          2,181           239          --
Multinvest Limited....................................         6,538           *          5,893           645          --
Par SF II, LLC........................................         6,664           *          6,006           658          --
Parvest Europe Investment II C.V......................       100,948           *         90,988         9,960          --
Parvest US Partners II C.V............................       202,292         1.2%       182,333        19,959          --
Jean-Marc Patouillaud.................................           475           *            428            47          --
Bruno Paulet (14).....................................       140,073           *        126,252        13,821           *
Laurent Pontegnier (14)...............................        46,145           *         41,592         4,553          --
PTI's Profit Sharing McKinley.........................         3,224           *          2,906           318          --
Gilles Queru (14).....................................       439,306         2.6%       249,559       189,747         1.1
Tradeinvest Limited...................................        12,987           *         11,706         1,281          --

------------------------
*   Less than 1%.

 (1) Unless otherwise indicated, the address for each listed stockholder is c/o Peregrine Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

 (2) Applicable percentage ownership is based on 17,175,094 shares of Common Stock outstanding as of September 30, 1997, which reflects the issuance of 1,884,199 shares in connection with the Apsylog Acquisition (excluding, 32,021 shares of Common Stock issuable upon exercise of stock options assumed by the Company in connection with the Apsylog Acquisition) together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of September 30, 1997 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire the Company's capital stock that are presently outstanding or granted in the future or reserved for future issuance under the Company's stock plans, there will be further dilution to new public investors.

 (3) Includes 3,878,216 shares held by Mr. Moores as trustee under various trusts, substantially all of which were established for members of Mr. Moores's family. Mr. Moores is Chairman of the Company's Board of Directors.

 (4) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997.

 (5) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997.

 (6) Includes 104,087 of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997. Mr. Cole is a member of the Company's Board of Directors.

 (7) Includes 200,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997 and 371,704 shares subject to a restricted stock agreement. Mr. Hunt is the Company's President and Chief Executive Officer and a member of its Board of Directors. See "Management--Employment Agreements and Change in Control Arrangements."

 (8) Includes 100,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997 and 200,000 shares subject to a restricted stock agreement. Mr. Farley is the Company's Vice President, Finance, and Chief Financial Officer and a member of its Board of Directors. See "Management--Employment Agreements and Change in Control Arrangements."

 (9) Includes 120,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997. Mr. Powanda is the Company's Vice President, International Sales.

(10) Includes 75,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997. Mr. Garn is the Company's Vice President, North American Sales.

(11) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997. Mr. Hosley is a member of the Company's Board of Directors.

(12) Includes 50,944 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997. Mr. Holsten is the Company's Vice President, Professional Services.

(13) Includes 910,022 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of September 30, 1997.

(14) Prior to the Apsylog Acquisition, the identified person was an officer and/or director of either United Software, Inc. or Apsylog S.A.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value. As of September 30, 1997, the Company had an aggregate of 17,175,094 shares of Common Stock outstanding, 4,234,201 shares of Common Stock were issuable upon exercise of outstanding options, and no shares of Preferred Stock were issued and outstanding.

    The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

    The Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

    In connection with the Apsylog Acquisition, the Company agreed to file with the Securities and Exchange Commission within 45 days following the completion date of the acquisition a registration statement under the Securities Act covering that number of shares of the Company's Common Stock received by the former Apsylog stockholders in the acquisition as may be requested by such stockholders, and thereafter to use its best efforts to cause such registration statement to become effective. The shares of Common Stock offered by this Prospectus consist of shares of the former Apsylog stockholders, and upon completion of this offering, will satisfying this particular obligation to register such shares. In addition, the Company has granted an additional right to the former Apsylog stockholders to request registration of any unsold portion of shares of the Company's Common Stock received in connection with the Apsylog Acquisition. Any such registration so requested may not be undertaken prior to April 1998, when the Company expects to be eligible to file an abbreviated form of registration statement on Form S-3. The former Apsylog stockholders have no further registration rights after July 1998. See "Shares Eligible for Future Sale."

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company's Amended and Restated Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. The Company's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Company or stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company's Secretary of the stockholder's intention to bring such business before the meeting.

    The foregoing provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested shareholder and the sale of more than ten percent (10%) of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover

Law. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

TRANSFER AGENT

    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act").

    As of September 30, 1997, the Company had outstanding 17,195,094 shares of Common Stock. Immediately following this offering, the 1,301,419 shares of Common Stock offered hereby, the 2,300,000 shares of Common Stock issued by the Company in connection with its initial public offering in April 1997 and 497,120 shares that were previously restricted but have since the Company's initial public offering been sold into the public market in reliance on Rule 144, approximately 436,500 will be freely tradeable without restriction on the date of this Prospectus pursuant to Rule 144(k) under the Securities Act, and approximately 11,082,701 shares will be eligible for sale under Rule 144, subject to volume limitations and manner of sale requirements. In addition, in October 1997, the Company filed a Registration Statement on Form S-8/S-3 covering 1,088,991 shares of outstanding Common Stock and 5,000,803 shares of Common Stock issuable upon exercise of outstanding options, all of which will be freely tradeable on the date of this Prospectus to the extent vested. Of the outstanding shares and shares issuable upon exercise of outstanding options registered on the Form S-8/S-3, 2,537,585 shares were vested as of September 30, 1997.

    In addition, in connection with the Apsylog Acquisition, the Company issued 1,884,192 shares of Common Stock, all of which were restricted securities under the Securities Act at the time of issuance. Of the shares issued in the Apsylog Acquisition, 396,865 shares were issued pursuant to Apsylog's stock incentive plans, have been registered for resale pursuant to a resale prospectus included in the Company's Registration Statement on Form S-8/S-3 and will be available for sale on the date of this Prospectus, subject until at least April 1997 to the volume and manner of sale requirements of Rule 144. Of the remaining shares issued in the Apsylog Acquisition and excluding the 1,301,419 shares being registered for sale hereunder, 29,139 shares were issued pursuant to Regulation D under the Securities Act and will not be available for sale, absent registration, until September 1997, and 156,776 shares were issued in reliance on Regulation S under the Securities Act. Notwithstanding any resale restrictions under applicable securities laws, all of such remaining shares are currently subject to an escrow provision of the Merger Agreement and may be surrendered to the Company in the event of certain breaches of representations and warranties made by Apsylog in the Merger Agreement. The escrow will terminate in September 1997, and the shares then available for distribution will be delivered to the former stockholders of Apsylog. The Company granted the stockholders of Apsylog certain rights to sell shares pursuant to this Prospectus and certain additional rights to have their shares registered for resale on Form S-3 beginning in April 1997. See "Description of Capital Stock--Registration Rights."

    In general, under Rule 144, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 171,951 shares as of September 30, 1997) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Under Rule 701, shares issued under certain compensatory stock-based plans, such as the Company's option plan, may be resold under Rule 144 by non-affiliates subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirements, commencing 90 days after the date of this offering.

    Rule 144A under the Securities Act would permit the immediate sale of Restricted Shares to qualified institutional buyers, subject to compliance with conditions of the Rule.

    In general, under Regulation S as currently in effect, securities issued and sold by a reporting issuer under the Exchange Act in reliance on the exemption under Regulation S will be eligible for resale in the United States or to U.S. Persons (as defined in Regulation S) if the securities have been held for at least 40 days from the date of purchase in a transaction meeting the requirements of Regulation S. The Commission is currently evaluating a proposal that would, among other things, classify all equity securities of domestic issuers placed offshore under Regulation S as "restricted securities" under Rule 144 of the Securities Act. Such a proposal, if adopted, would reinforce the Commission's current view that any person who would be considered an "underwriter" within the meaning of the U.S. Securities Act may not resell securities sold in reliance on Regulation S following expiration of the applicable Rule 144 restricted period in the absence of registration or an exemption therefrom. In particular, such persons may not assume the availability of the exemption set forth in Section 4(1) of the U.S. Securities Act with respect to resales of securities in the United States or to U.S. Persons. The determination as to the applicable restricted period is subject to change in the event of further regulation or guidance from the Commission. In the event the Commission determines not to impose the longer Rule 144 holding period, the shares of Common Stock issued in the Apsylog Acquisition in reliance on Regulation S could become available for sale prior to April 1998.

OPTIONS

    On September 30, 1997, options to purchase 4,234,201 shares of Common Stock were outstanding, of which options to purchase approximately 2,537,585 shares were then exercisable. See "Management--Stock Plans." The Company has filed a Form S-8 registration statement under the Securities Act to register shares reserved for issuance under all stock plans and upon exercise of outstanding options. Shares of Common Stock issued upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

                              PLAN OF DISTRIBUTION

    The Company will not receive any proceeds from the sale of the Shares. Each of the Selling Stockholders may sell his or its Shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

    The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The Selling Stockholders may effect transactions by selling the Shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders.

    To the extent required, the specific Shares of Common Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

    The Company has agreed to bear certain expenses of registration of the Common Stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents and fees attributable to the sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain potential liabilities under the Securities Act. See "Description of Capital Stock--Registration Rights."

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The audited consolidated financial statements of Peregrine Systems, Inc. as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 and the audited consolidated financial statements of United Software Inc. as of December 31, 1995 and 1996 and for each of the years then ended included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            PEREGRINE SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Peregrine Systems, Inc. Consolidated Financial Statements:

  Report of Independent Public Accountants.................................................................     F-2

  Consolidated Balance Sheets..............................................................................     F-3

  Consolidated Statements of Operations....................................................................     F-4

  Consolidated Statements of Stockholders' Equity (Deficit)................................................     F-5

  Consolidated Statements of Cash Flows....................................................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

United Software, Inc. Consolidated Financial Statements:

  Report of Independent Public Accountants.................................................................    F-20

  Consolidated Balance Sheets..............................................................................    F-21

  Consolidated Statements of Operations....................................................................    F-22

  Consolidated Statements of Shareholders' Deficit.........................................................    F-23

  Consolidated Statements of Cash Flows....................................................................    F-24

  Notes to Consolidated Financial Statements...............................................................    F-25

Peregrine Systems, Inc. Unaudited Pro Forma Combined Financial Statements:

  Unaudited Pro Forma Combined Financial Information.......................................................    F-34

  Unaudited Pro Forma Combined Statement of Operations for the six months ended September 30, 1997.........    F-35

  Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1997...................    F-36

  Unaudited Notes to Pro Forma Combined Financial Statements...............................................    F-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Peregrine Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Peregrine Systems, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peregrine Systems, Inc. and subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
April 21, 1997

(except with respect to the matter discussed in Note 13 as to which the date is September 19, 1997)

                            PEREGRINE SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                              MARCH 31,  MARCH 31,  SEPTEMBER 30,
                                                                                1996       1997         1997
                                                                              ---------  ---------  -------------
                                                                              (AUDITED)  (AUDITED)   (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................................  $     437  $     305   $    16,754
  Accounts receivable, net of allowance for doubtful accounts of $130, $220
    and $452, respectively..................................................      6,255     10,191        11,496
  Financed receivables......................................................         --      1,182           965
  Deferred tax assets.......................................................         --      1,752           337
  Other current assets......................................................      1,461        924         1,782
                                                                              ---------  ---------  -------------
      Total current assets..................................................      8,153     14,354        31,334
  Property and equipment, net...............................................      5,349      4,364         4,735
  Goodwill..................................................................         --         --         3,842
  Other assets..............................................................        315      1,020           432
                                                                              ---------  ---------  -------------
                                                                              $  13,817  $  19,738   $    40,343
                                                                              ---------  ---------  -------------
                                                                              ---------  ---------  -------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Bank line of credit.......................................................  $   2,829  $   1,974   $     1,413
  Accounts payable..........................................................      1,415        916         2,556
  Accrued expenses..........................................................      3,621      6,079         9,371
  Deferred revenue..........................................................      7,568      8,419         8,028
  Current portion of long-term debt.........................................        537        497           719
  Current portion of capital lease obligation...............................        407        364           146
  Net liabilities of discontinued operation.................................      1,473        170            --
                                                                              ---------  ---------  -------------
      Total current liabilities.............................................     17,850     18,419        22,233
Capital lease, net of current portion.......................................        332         --            42
Long-term debt, net of current portion......................................      1,842      1,395         1,052
Deferred revenue, net of current portion....................................      2,243      2,773         2,956
                                                                              ---------  ---------  -------------
      Total liabilities.....................................................     22,267     22,587        26,283
                                                                              ---------  ---------  -------------

Commitments and Contingencies
Stockholders' Equity (Deficit):
  Preferred stock, $0.001 par value, 5,000 shares authorized, no shares
    issued or outstanding...................................................         --         --            --
  Common stock, $0.001 par value, 50,000 shares authorized, 12,898, 12,920
    and 17,175 shares issued and outstanding, respectively..................         13         13            17
  Additional paid-in capital................................................     14,413     15,081        63,852
  Accumulated deficit.......................................................    (21,609)   (15,807)      (47,384)
  Unearned portion of deferred compensation.................................     (1,404)    (1,748)       (1,602)
  Cumulative translation adjustment.........................................        137       (388)         (561)
  Treasury stock, at cost...................................................         --         --          (262)
                                                                              ---------  ---------  -------------
      Total stockholders' equity (deficit)..................................     (8,450)    (2,849)       14,060
                                                                              ---------  ---------  -------------
                                                                              $  13,817  $  19,738   $    40,343
                                                                              ---------  ---------  -------------
                                                                              ---------  ---------  -------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                SIX MONTHS ENDED
                                                                  YEAR ENDED MARCH 31,           SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenues:
  Licenses.................................................  $   9,137  $  11,642  $  20,472  $   7,856  $  13,367
  Maintenance and services.................................     10,491     12,124     14,563      7,144      9,851
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenues.........................................     19,628     23,766     35,035     15,000     23,218
                                                             ---------  ---------  ---------  ---------  ---------
Costs and Expenses:
  Cost of licenses.........................................        393        415        215        105        128
  Cost of maintenance and services.........................      3,573      3,526      4,661      2,279      3,876
  Sales and marketing......................................      9,549     11,820     15,778      7,322      8,925
  Research and development.................................      6,483      7,742      5,877      2,800      3,303
  General and administrative...............................      2,943      4,529      3,816      1,685      2,312
  Acquired in-process research and development costs.......        606         --         --         --     34,775
                                                             ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...............................     23,547     28,032     30,347     14,191     53,319
                                                             ---------  ---------  ---------  ---------  ---------
    Operating income (loss)................................     (3,919)    (4,266)     4,688        809    (30,101)
Interest income (expense), and other, net..................      3,970       (286)      (478)      (229)       404
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations before income
  taxes....................................................         51     (4,552)     4,210        580    (29,697)
Income tax benefit (expense)...............................         --         --      1,592         --     (1,880)
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations...................         51     (4,552)     5,802        580    (31,577)
                                                             ---------  ---------  ---------  ---------  ---------
Loss from discontinued business:
  Loss from operations.....................................         --       (781)        --         --         --
  Loss on disposal.........................................         --     (1,078)        --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
Loss from discontinued business............................         --     (1,859)        --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
    Net income (loss)......................................  $      51  $  (6,411) $   5,802  $     580  $ (31,577)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) per share:
  Income (loss) from continuing operations.................  $      --  $   (0.37) $    0.39  $    0.04  $   (2.14)
  Loss from discontinued operations........................         --      (0.15)        --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
    Net income (loss)......................................  $      --  $   (0.52) $    0.39  $    0.04  $   (2.14)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average common and common equivalent shares
  outstanding..............................................     12,250     12,331     14,964     14,330     14,777
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                         UNEARNED
                                 NUMBER OF                   ADDITIONAL                 PORTION OF     CUMULATIVE
                                  SHARES                       PAID-IN    ACCUMULATED      STOCK       TRANSLATION    TREASURY
                                OUTSTANDING   COMMON STOCK     CAPITAL      DEFICIT    COMPENSATION    ADJUSTMENT       STOCK
                               -------------  -------------  -----------  -----------  -------------  -------------  -----------
Balance, March 31, 1994......       10,012      $      10     $   8,519    $ (11,324)    $  --          $     (64)    $  --
  Net income.................       --             --            --               51        --             --            --
  Issuance of common stock...          225         --               525       --            --             --            --
  Equity adjustment from
    foreign currency
    translation..............       --             --            --           --            --                 86        --
                                                       --
                                    ------                   -----------  -----------       ------          -----         -----
Balance, March 31, 1995......       10,237             10         9,044      (11,273)       --                 22        --
  Net loss...................       --             --            --           (6,411)       --             --            --
  Issuance of shares for
    XVT......................        2,018              2         3,923       (3,925)       --             --            --
  Issuance of common stock...           43         --                43       --            --             --            --
  Restricted stock shares
    granted..................          600              1         1,403       --            (1,404)        --            --
  Equity adjustment from
    foreign currency
    translation..............       --             --            --           --            --                115        --
                                                       --
                                    ------                   -----------  -----------       ------          -----         -----
Balance, March 31, 1996......       12,898             13        14,413      (21,609)       (1,404)           137        --
  Net income.................       --             --            --            5,802        --             --            --
  Issuance of common stock...           22         --                37       --            --             --            --
  Compensation expense
    related to restricted
    stock and options........       --             --            --           --               287         --            --
  Deferred compensation
    related to options
    granted..................       --             --               631       --              (631)        --            --
  Equity adjustment from
    foreign currency
    translation..............       --             --            --           --            --               (525)       --
                                                       --
                                    ------                   -----------  -----------       ------          -----         -----
Balance, March 31, 1997......       12,920             13        15,081      (15,807)       (1,748)          (388)       --
                                                       --
                                    ------                   -----------  -----------       ------          -----         -----
  Net loss (unaudited).......       --             --            --          (31,577)       --             --            --
  Issuance of common stock
    (unaudited)..............        2,371              2        18,267       --            --             --            --
  Compensation expense
    related to restricted
    stock and options
    (unaudited)..............       --             --            --           --               146         --            --
  Equity adjustment from
    foreign currency
    translation
    (unaudited)..............       --             --            --           --            --               (173)       --
  Common stock reacquired on
    market (unaudited).......       --             --            --           --            --             --              (262)
  Issuance of stock in
    connection with
    acquisitions
    (unaudited)..............        1,884              2        30,504       --            --             --            --
                                                       --
                                    ------                   -----------  -----------       ------          -----         -----
Balance, September 30, 1997
  (unaudited)................       17,175      $      17     $  63,852    $ (47,384)    $  (1,602)     $    (561)    $    (262)
                                                       --
                                                       --
                                    ------                   -----------  -----------       ------          -----         -----
                                    ------                   -----------  -----------       ------          -----         -----

                                   TOTAL
                               STOCKHOLDERS'
                                  EQUITY
                                 (DEFICIT)
                               -------------
Balance, March 31, 1994......    $  (2,859)
  Net income.................           51
  Issuance of common stock...          525
  Equity adjustment from
    foreign currency
    translation..............           86

                               -------------
Balance, March 31, 1995......       (2,197)
  Net loss...................       (6,411)
  Issuance of shares for
    XVT......................       --
  Issuance of common stock...           43
  Restricted stock shares
    granted..................       --
  Equity adjustment from
    foreign currency
    translation..............          115

                               -------------
Balance, March 31, 1996......       (8,450)
  Net income.................        5,802
  Issuance of common stock...           37
  Compensation expense
    related to restricted
    stock and options........          287
  Deferred compensation
    related to options
    granted..................       --
  Equity adjustment from
    foreign currency
    translation..............         (525)

                               -------------
Balance, March 31, 1997......       (2,849)

                               -------------
  Net loss (unaudited).......      (31,577)
  Issuance of common stock
    (unaudited)..............       18,269
  Compensation expense
    related to restricted
    stock and options
    (unaudited)..............          146
  Equity adjustment from
    foreign currency
    translation
    (unaudited)..............         (173)
  Common stock reacquired on
    market (unaudited).......         (262)
  Issuance of stock in
    connection with
    acquisitions
    (unaudited)..............       30,506

                               -------------
Balance, September 30, 1997
  (unaudited)................    $  14,060

                               -------------
                               -------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                       SIX MONTHS ENDED
                                                                     YEAR ENDED MARCH 31,                SEPTEMBER 30
                                                             -------------------------------------  ----------------------
                                                                1995         1996         1997         1996        1997
                                                             -----------  -----------  -----------  -----------  ---------
                                                                                                         (UNAUDITED)
Cash flow from operating activities:
  Net income (loss)........................................          51    $  (6,411)   $   5,802    $     580   $ (31,577)
  Adjustments to reconcile net income (loss) to net cash,
    excluding effects of acquisitions, provided by (used
    in) operating activities:
  Depreciation and amortization............................         952        1,540        1,838          679         391
    Loss from discontinued business........................          --        1,859           --           --          --
    Gain on sale of product line...........................      (4,025)          --           --           --          --
    Gain on sale of fixed assets...........................          --          (93)          --           --          --
    Charge for acquired in-process research and
      development..........................................          --           --           --           --      34,775
    Increase (decrease) in cash resulting from changes in:
      Accounts receivable..................................        (305)      (2,416)      (3,936)        (677)     (1,899)
      Financed receivables.................................          --           --       (1,182)        (915)        217
      Deferred tax asset...................................          --           --       (1,752)          --       1,415
      Other current assets.................................        (480)         311         (163)          (4)          7
      Accounts payable.....................................         744          714         (499)        (214)        893
      Accrued expenses.....................................         101        2,464        2,458         (694)     (1,425)
      Deferred revenue.....................................       1,282        2,364        1,381          343      (1,027)
      Other................................................         113          252         (705)        (328)        588
                                                             -----------  -----------  -----------  -----------  ---------
                                                                 (1,567)         584        3,242          158       2,358
                                                             -----------  -----------  -----------  -----------  ---------
  Net cash used by discontinued business...................          --         (738)      (1,303)        (692)       (170)
                                                             -----------  -----------  -----------  -----------  ---------
        Total cash provided by (used in) operating
          activities.......................................      (1,567)        (154)       1,939         (534)      2,188
                                                             -----------  -----------  -----------  -----------  ---------
Cash flows from investing activities:
  Purchases of property and equipment......................      (1,775)      (3,516)        (566)         (34)       (280)
  Proceeds from sale of product line.......................       2,925           --          700          700          --
  Proceeds from sale of subsidiary and fixed assets, net...          --          653           --           --          --
  Acquisition of certain business assets...................        (304)          --           --           --         582
                                                             -----------  -----------  -----------  -----------  ---------
        Net cash provided by (used in) investing
          activities.......................................         846       (2,863)         134          666         302
                                                             -----------  -----------  -----------  -----------  ---------
Cash flows from financing activities:
  Proceeds (repayments) on bank line of credit, net........         657        1,514         (855)       1,207      (1,974)
  Proceeds from long-term debt.............................          --        3,508          287           --          --
  Repayments of long-term debt.............................        (463)      (1,354)        (774)        (204)     (1,683)
  Issuance of common stock.................................          --           15           37            2      18,269
  Treasury stock purchased.................................          --           --           --           --        (262)
  Principal payments under capital lease obligation........         (89)        (401)        (375)        (188)       (218)
                                                             -----------  -----------  -----------  -----------  ---------
        Net cash provided by (used in) financing
          activities.......................................         105        3,282       (1,680)         817      14,132
                                                             -----------  -----------  -----------  -----------  ---------
Effect of exchange rate changes on cash....................          86          115         (525)        (217)       (173)
                                                             -----------  -----------  -----------  -----------  ---------
Net increase (decrease) in cash............................        (530)         380         (132)         732      16,449
Cash and equivalents, beginning of period..................         587           57          437          437         305
                                                             -----------  -----------  -----------  -----------  ---------
Cash and equivalents, end of period........................          57    $     437    $     305    $   1,169   $  16,754
                                                             -----------  -----------  -----------  -----------  ---------
                                                             -----------  -----------  -----------  -----------  ---------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest...............................................   $     131    $     389    $     400    $     229   $      23
    Income taxes...........................................   $      99    $      36    $      27    $      --   $     567
Supplemental disclosure of non-cash investing and financing
  activities:
  Common stock issued and other non-cash consideration for
    acquisitions...........................................         525    $   3,925    $      --    $      --   $  38,617
  Liabilities assumed in acquisition of certain business
    assets.................................................   $     103    $      --    $      --    $      --   $      --
  Fixed assets acquired under capital lease................   $   1,229    $      --    $      --    $      --   $      --

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            PEREGRINE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    Peregrine Systems, Inc. ("Peregrine" or the "Company") is a leading provider of Enterprise Service Desk software. The Company develops, markets and supports SERVICECENTER, an integrated suite of applications that automates the management of complex, enterprise-wide information technology ("IT") infrastructures. SERVICECENTER is specifically designed to address the IT management requirements of large organizations and is distinguished by its breadth of functionality and its ability to be deployed across all major hardware platforms and network operating systems and protocols. SERVICECENTER utilizes advanced client/server and sophisticated intelligent agent technologies as well as a unique modular architecture to enable customers to meet their strategic objectives, effectively leverage existing IT investments and reduce the cost of IT management. The Company sells its software and services in both North America and internationally primarily through a direct sales force.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Peregrine Systems, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim balance sheet as of September 30, 1997 and the statements of operations and cash flows and related notes for the six months ended September 30, 1996 and 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. Results for the interim periods are not necessarily indicative of results to be expected for the full fiscal year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the provisions of Statement of Position 97-1 "Software Revenue Recognition." The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    Cost of license revenues consists primarily of amounts paid to third-party vendors, product media, manuals, packaging materials, personnel and related shipping costs. Cost of maintenance and service revenues consists primarily of salaries, benefits, and allocated overhead costs incurred in providing telephone support, consulting services, and training to customers.

    BUSINESS RISK AND CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of trade and other receivables. The Company performs ongoing credit evaluations of its customers financial condition. Management believes that the concentration of credit risk with respect to trade receivables is further mitigated as the Company's customer base consists primarily of Fortune 1000 companies. The Company maintains reserves for credit losses and such losses historically have been within management expectations.

    A significant portion of the Company's revenues are from its SERVICECENTER product and related services. Any factor adversely affecting the pricing of, demand for or market acceptance of, the SERVICECENTER product could have a material adverse effect on the Company's business, financial condition and results of operations.

    See "Risk Factors" for a more complete analysis of risks affecting the Company's business.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash management and investment policies restrict investments to investment quality, highly liquid securities.

    FINANCED RECEIVABLES

    Financed receivables represent trade accounts receivable for which the original payment terms extend beyond the Company's customary payment terms. These receivables are substantially all due within the next twelve months. Amounts due greater than one year from the balance sheet date are included in other assets in the accompanying consolidated financial statements. The majority of these long term receivables relate to items included in long-term deferred revenues.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives, generally three to five years for furniture and equipment. Amortization of leasehold improvements is determined using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

    Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations for the applicable period.

    CAPITALIZED COMPUTER SOFTWARE

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. During the three years in the period ended March 31, 1996 and during the six months ended September 30, 1997 no software development costs were capitalized as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiaries are not included in operations but are reported as a separate component of stockholders' equity/deficit. The functional currency of those subsidiaries is the primary currency in which the subsidiary operates. Gains and losses on transactions in denominations other than the functional currency of the Company's foreign operations, while not significant in amount, are included in the results of operations through March 31, 1997. The Company did not enter into foreign exchange transactions to hedge its balance sheet exposures or intercompany balances against movements in foreign exchange rates.

    INCOME TAXES

    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPUTATION OF NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which changes the method of calculating earnings per share. SFAS is effective for financial statements issued after December 15, 1997. The earnings per share of the Company for the years ended March 31, 1995, 1996, 1997 and the six-month periods ended September 30, 1997 and 1996 would not be materially different under SFAS 128 as that presented herein.

    As a result of the write-off of approximately $34.8 million for in-process research and development, the Company reported a net loss for the six month period ended September 30, 1997. Accordingly, common stock equivalents of 3,240 were not included in the per share calculations for the six month period ended September 30, 1997.

2. DISCONTINUED OPERATION

    During fiscal 1996, the Company acquired XVT Software Inc. ("XVT"), with the Company issuing approximately 2,019,000 shares of its common stock in exchange for all of XVT's issued and outstanding shares of common and preferred stock. Effective June 1, 1995 the majority stockholder of the Company controlled substantially all of the issued and outstanding shares of XVT. Due to the common majority ownership of the two companies, XVT's results of operations were consolidated with Peregrine effective June 1, 1995. XVT's acquired assets and liabilities were accounted for at historical cost. On the date of the acquisition, XVT's liabilities exceeded its assets by approximately $915,000.

    In January 1996, management of the Company determined that maintaining an interest in XVT was not consistent with the Company's business strategy, primarily as a result of, among other things, the dissimilarity of the companies business operations, customer bases, technology, products and services. Accordingly, at that time, the Company's Board of Directors adopted a plan to discontinue the operations of XVT. As a result of this decision, XVT has been presented as a discontinued operation in the accompanying consolidated financial statements.

    In September 1996, the Company sold substantially all of the net assets of XVT (including $200,000 in cash transferred to the buyer at closing) in exchange for a $600,000, 9.25% nonrecourse note receivable. Due to thin capitalization of XVT and XVT's poor historical financial performance, the Company has provided a full valuation allowance against this note receivable. The Company will reduce this valuation allowance as cash is received. In order to secure its interest in this note the Company has retained a right of first refusal in the event any subsequent changes in control over XVT's assets or business. This right expires in September 2001. The loss on disposal of approximately $1,100,000, as reflected in the accompanying consolidated statement of operations, includes the loss on the sale of the net assets of approximately $1,200,000 reduced by the results of operations from February 1, 1996 through the date of disposal.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. DISCONTINUED OPERATION (CONTINUED)
    The operating results of the discontinued operation are summarized as follows (in thousands):

                                                                              JUNE 1, 1995-
                                                                               JANUARY 31,
                                                                                  1996
                                                                             ---------------
Revenues...................................................................     $   8,483
                                                                                   ------
                                                                                   ------
Net loss...................................................................     $    (781)
                                                                                   ------
                                                                                   ------

    The net liabilities of the discontinued operation as of March 31, 1996, 1997, and September 30, 1997 are summarized as follows (in thousands):

                                                         MARCH 31,    MARCH 31,
                                                           1996         1997
                                                        -----------  -----------   SEPTEMBER 30,
                                                                                       1997
                                                                                  ---------------
                                                                                   (UNAUDITED)
Current assets, primarily accounts receivable.........   $   1,600    $  --          $  --
Non current assets....................................       1,053       --             --
Current liabilities, primarily deferred revenue and
  accrued expenses....................................       4,126          170         --
                                                        -----------         ---            ---
Net liabilities of discontinued operation.............   $   1,473    $     170      $  --
                                                        -----------         ---            ---
                                                        -----------         ---            ---

3.  BALANCE SHEET COMPONENTS

    Other current assets consist of the following (in thousands):

                                                           MARCH 31,    MARCH 31,   SEPTEMBER 30,
                                                             1996         1997          1997
                                                          -----------  -----------  -------------
Receivable from sale of product line (Note 4)...........   $     950    $     400     $     150
Prepaid expenses and other..............................         393          326         1,389
Employee advances.......................................         118          198           243
                                                          -----------  -----------       ------
                                                               1,461    $     924     $   1,782
                                                          -----------  -----------       ------
                                                          -----------  -----------       ------

    Property and equipment consists of the following (in thousands):

                                                           MARCH 31,    MARCH 31,   SEPTEMBER 30,
                                                             1996         1997          1997
                                                          -----------  -----------  -------------
Furniture and equipment.................................   $   6,835    $   7,319     $   8,769
Leasehold improvements..................................       1,881        1,963         1,971
                                                          -----------  -----------       ------
                                                               8,716        9,282        10,740
Less accumulated depreciation...........................      (3,367)      (4,918)       (6,005)
                                                          -----------  -----------       ------
                                                           $   5,349    $   4,364     $   4,735
                                                          -----------  -----------       ------
                                                          -----------  -----------       ------

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

3.  BALANCE SHEET COMPONENTS (CONTINUED)
    Accrued expenses consist of the following (in thousands):

                                                           MARCH 31,    MARCH 31,   SEPTEMBER 30,
                                                             1996         1997          1997
                                                          -----------  -----------  -------------
Salaries and benefits...................................   $     888    $   1,631     $   2,018
Commissions.............................................         834        2,499         2,093
Deferred rent...........................................         290          356           396
Taxes...................................................         227          558           249
Accrued Acquisition Cost................................      --           --             3,500
Other...................................................       1,382        1,035         1,115
                                                          -----------  -----------       ------
                                                           $   3,621    $   6,079     $   9,371
                                                          -----------  -----------       ------
                                                          -----------  -----------       ------

4.  SALE OF PRODUCT LINE

    In April 1994, the Company sold the rights to one of its products for $4,025,000. The gain on the sale of the software product right of $4,025,000 is included in other income in the March 31, 1995 consolidated statement of operations. Amounts due the Company from the sale at March 31, 1996, March 31, 1997, and September 30, 1997 were $1,100,000, $400,000, and $150,000, respectively.

5.  EMPLOYEE ADVANCES

    During fiscal 1995, the Company advanced its former President and Chief Executive Officer and another employee amounts which were expected to be repaid from future bonuses and commissions, as earned. During fiscal 1996, all advances to the former President and Chief Executive Officer totaling $420,000 were forgiven and charged to operations.

6.  DEBT

    LINE OF CREDIT

    At March 31, 1997, the Company had a line of credit agreement which expires November 30, 1997. The line of credit facility provides for maximum borrowings of $4,500,000. The maximum available commitment is reduced by outstanding letters of credit ($128,000 at March 31, 1997). Borrowings under the agreement bear interest at the bank's prime rate (8.5% at March 31, 1997). During the year ended March 31, 1997, the weighted average interest rate under the agreement was approximately 8.4%, with interest only payable monthly. The line of credit is personally guaranteed by the Company's majority stockholder and is collateralized by the Company's accounts receivable, equipment and certain other assets. Amounts outstanding under the line of credit were repaid in April 1997 using the proceeds received from the Company's initial public offering. See Note 13.

    Effective July 1, 1997, the Company entered into an agreement to replace the above line of credit facility with one which provides for maximum borrowings of $5,000,000 and expires on July 31, 1998. Borrowings under the line of credit bear interest at the bank's prime rate (8.5% at June 30, 1997). The line of credit is collateralized by the Company's accounts receivable, equipment, and certain other assets. In addition, the debt agreement contains certain covenants, the most significant of which places certain restrictions on future

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

6.  DEBT (CONTINUED)
borrowings and acquisitions above specified levels. The Company is required to maintain certain financial ratios and minimum equity balances. The agreement also provides for a foreign exchange facility, under which the maximum principal amount of foreign exchange transactions which may mature during any two day period is $2,000,000.

    At September 30, 1997, there were no amounts outstanding under either the line of credit or foreign exchange facilities. The outstanding line of credit balance at September 30, 1997 of $1.4 million is entirely attributable to the Company's wholly owned subsidiary, Apsylog SA, acquired in September 1997 in the United Software, Inc. acquisition. See Note 13. All amounts outstanding under this line were repaid in October, 1997.

    LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                                       MARCH 31,        SEPTEMBER 30,
                                                                                    1996       1997         1997
                                                                                  ---------  ---------  -------------
Note payable to bank. Note secured by trade receivables, fixed assets and guaranteed by the majority stockholder. Interest at prime (8.5% as of June 30,
  1997). Equal monthly installments of principal of $37,000 plus interest, due
  November 13, 2000.............................................................  $   2,017  $   1,612    $      --
Note Payable to French Government Import and Export Insurance Administrator.
  Unsecured; note is interest free. Due in full before year 2001................         --         --        1,052
Note Payable to certain shareholders of Apsylog. Unsecured; Note is interest
  free. Due in full on change of control........................................         --         --          510
Note payable to lessor. Unsecured; interest at 8%. Monthly payments of principal
  and interest of $4,200 through November 2003..................................        285        234           --
Other...........................................................................         77         46          209
                                                                                  ---------  ---------       ------
                                                                                      2,379      1,892        1,771
Less current portion............................................................       (537)      (497)        (719)
                                                                                  ---------  ---------       ------
                                                                                  $   1,842  $   1,395    $   1,052
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------

    Amounts outstanding under the Note payable to bank were repaid in April 1997, using the proceeds received from the Company's Initial Public Offering. See Note 13.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

7.  INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are as follows (in thousands):

                                                                                               MARCH 31,    MARCH 31,
                                                                                                 1996         1997
                                                                                              -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards..........................................................   $   2,942    $   1,356
  Deferred maintenance revenue..............................................................       1,158        1,148
  Other.....................................................................................         617          960
                                                                                              -----------  -----------
                                                                                                   4,717        3,464
Deferred tax liabilities:
  Depreciation..............................................................................        (135)        (295)
  Deferred revenue..........................................................................        (440)        (160)
                                                                                              -----------  -----------
                                                                                                   4,142        3,009
Valuation allowance.........................................................................      (4,142)      (1,257)
                                                                                              -----------  -----------
                                                                                               $  --        $   1,752
                                                                                              -----------  -----------
                                                                                              -----------  -----------

    A reconciliation between expected income taxes using the statutory federal income tax rate to the effective income tax provision is as follows (in thousands):

                                                                             YEAR ENDED
                                                                              MARCH 31,
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Federal statutory rate...........................................  $      31  $  (2,180) $     980
State tax, net of federal benefit................................          5       (385)       173
Imputed interest.................................................         85         75        108
Foreign losses (not benefited)...................................        759        418     --
Other............................................................        (27)       152         32
Change in valuation allowance....................................       (853)     1,920     (2,885)
                                                                   ---------  ---------  ---------
                                                                   $  --      $  --      $  (1,592)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    As of March 31, 1997, the Company had net operating loss carryforwards of approximately $290,000 for federal tax reporting purposes, which expire beginning in 2004. In certain circumstances, as specified in the Internal Revenue Code, a fifty percent or more ownership change by certain combinations of the Company's stockholders during any three year period could result in a limitation on the Company's ability to utilize its net operating loss carryforwards. As of March 31, 1997 the Company also had foreign net operating loss carryforwards of approximately $3,698,000. See Note 12 for breakout of foreign and domestic components of operating income (loss).

    A valuation allowance has been recorded to properly reflect the carrying value of the deferred tax asset due to the uncertainty surrounding its realization. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the amount of the valuation allowance. At such time as it is determined

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

7.  INCOME TAXES (CONTINUED)
that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

    Income tax benefit for the year ended March 31, 1997 consisted of the following:

Current
  Federal.......................................................................  $     76,000
  State.........................................................................        84,000
                                                                                  ------------
                                                                                       160,000

Deferred
  Federal.......................................................................    (1,523,000)
  State.........................................................................      (229,000)
                                                                                  ------------
Deferred tax asset..............................................................    (1,752,000)
                                                                                  ------------
  Total benefit.................................................................    (1,592,000)
                                                                                  ------------
                                                                                  ------------

8.  SALE OF DATABASE SOFTWARE SUBSIDIARY

    On October 31, 1995, the Company sold all of the issued and outstanding shares of common stock of its database software subsidiary ("the Subsidiary") for approximately $560,000, to a company which was controlled by the Company's majority stockholder. In accordance with the terms of the Acquisition Agreement (the Agreement), the Company will receive a royalty of 7 percent of gross license revenue derived from certain licensed sales of the Subsidiary, as defined in the Agreement, commencing November 1, 1995. The royalty payments to be received by the Company under the Agreement will be limited to $600,000 in any single calendar period, as defined, and will be limited to an aggregate of $677,000. There were no royalties earned during the years ended March 31, 1996, 1997, or the six months ended September 30, 1997. There was no material gain or loss realized on the sale of the Subsidiary. The Company provides certain computer and administrative services to the former subsidiary for a monthly fee of $37,500.

9. COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under noncancelable operating lease agreements. The leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate escalations to reflect cost-of-living increases. Rent expense for such leases totaled approximately $855,000, $1,961,000, and $2,051,000 in fiscal 1995, 1996, and
1997 and $1,106,000 and $1,069,000 for the six months ended September 30, 1996 and 1997, respectively.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments for capital and operating leases, excluding sublease income, at March 31, 1997 are as follows (in thousands):

                                                                           OPERATING     CAPITAL
                                                                            LEASES       LEASES
                                                                          -----------  -----------
1998....................................................................   $   1,397    $     378
1999....................................................................       1,420       --
2000....................................................................       1,379       --
2001....................................................................       1,401       --
2002....................................................................       1,469       --
Thereafter..............................................................       1,528       --
                                                                          -----------       -----
  Total minimum lease payments..........................................   $   8,604          378
                                                                          -----------
                                                                          -----------
Amount representing interest............................................                       14
                                                                                            -----
                                                                                        $     364
                                                                                            -----
                                                                                            -----

    In January, 1995, the Company entered into a three year capital lease with a 8.2% interest rate for computer equipment. At March 31, 1997, $332,000 of such leased equipment is included in property and equipment, net of accumulated depreciation of $862,000.

    The Company subleases office space at its corporate headquarters to an affiliated company. The term of the sublease is from June, 1996 to October, 2003 and requires monthly rental payments of approximately $17,000.

    During fiscal 1995, the Company acquired the assets of a company for $181,000 in cash plus 225,000 shares of the Company's common stock. The acquisition was accounted for as a purchase. The acquisition agreement included provisions for additional shares to be issued to the seller over a three year period if revenue generated from certain of the products acquired achieve stipulated amounts, as defined in the acquisition agreement. During fiscal 1996, 12,000 shares of common stock were issued in accordance with the provisions of the agreement and expensed accordingly. No shares were required to be issued during the year ended March 31, 1997 or the six months ended September 30, 1997. Up to an additional 90,000 shares of common stock may be earned in the future. In connection with the acquisition, the Company recorded a one-time charge to fiscal 1995 operations of $606,000 for acquired in-process research and development. The remaining net assets acquired were not significant.

    The Company pays commissions to employees who have authored certain of the Company's products based on a percentage of the respective product's sales. Commissions paid under such agreements are included in research and development expense in the accompanying consolidated statements of operations and were approximately $700,000, $600,000, and $1,100,000 for fiscal 1995, 1996, and
1997, and $307,000 and $614,000 for the six months ended September 30, 1996 and 1997, respectively.

    The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Company has authorized 5,000,000, $0.001 par value, undesignated preferred shares, none of which were issued or outstanding at March 31, 1996 and 1997 and June 30, 1997. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges, and restrictions, including dividend rights and rates, conversion and voting rights, and redemption terms and pricing without any further vote or action by the Company's stockholders.

    STOCK OPTIONS

    The Company has three stock option plans, the Nonqualified Stock Option Plan ("1990 Plan"), the 1991 Nonqualified Stock Option Plan ("1991 Plan"), and the 1994 Stock Option Plan ("1994 Plan").

    The Company may no longer grant options under the 1990 and 1991 Plans. The Company may grant up to 3,163,204 options under the 1994 Plan. Through March 31, 1997 the Company has granted options to purchase 536,250, 975,000, and 2,550,033 shares, respectively, under these plans. Under the Plans, the option exercise price is determined by the Board of Directors on a per-grant basis, but shall not be less than fair market value. Option grants under all three stock option plans generally vest over four years. During December 1996, the Company recorded $631,000 in deferred compensation related to the grant of 185,000 options. This deferred compensation will be amortized on a straight line basis to expense over the options' four year vesting period.

    A summary of the status of the Company's three stock option plans at March 31, 1995, 1996, and 1997 as well as changes during the periods then ended is as follows:

                                            MARCH 31, 1995                MARCH 31, 1996                MARCH 31, 1997
                                     ----------------------------  ----------------------------  ----------------------------
                                      SHARES    WEIGHTED AVERAGE    SHARES    WEIGHTED AVERAGE    SHARES    WEIGHTED AVERAGE
                                       (000)     EXERCISE PRICE      (000)     EXERCISE PRICE      (000)     EXERCISE PRICE
                                     ---------  -----------------  ---------  -----------------  ---------  -----------------
Outstanding, beginning
  of year..........................    2,411.2      $    1.18        3,041.2      $    1.42        3,597.4      $    1.79
                                     ---------          -----      ---------          -----      ---------          -----
Granted............................      945.0           2.34        1,440.4           2.37          989.9           3.24
Exercised..........................     --             --              (30.0)          1.01          (22.8)          1.64
Forfeited..........................     --             --             --             --             --             --
Expired............................     (315.0)          0.51         (854.2)          1.18         (503.2)          1.44
                                     ---------          -----      ---------          -----      ---------          -----
Outstanding, end of year...........    3,041.2      $    1.42        3,597.4      $    1.79        4,061.3      $    2.08
                                     ---------          -----      ---------          -----      ---------          -----
                                     ---------          -----      ---------          -----      ---------          -----
Exercisable, end of year...........    1,481.2      $    1.26        1,786.0      $    1.34        2,171.7      $    1.48
                                     ---------          -----      ---------          -----      ---------          -----
                                     ---------          -----      ---------          -----      ---------          -----
Weighted average fair value of
  options granted..................                 $  --                         $  --                         $  --
                                                        -----                         -----                         -----
                                                        -----                         -----                         -----

    Because certain of the options awarded to date have been granted at significant premiums, under the minimum value pricing model the options were determined to collectively have no value. As a result, had compensation cost for stock options granted during the years ended March 31, 1996 and 1997 been determined consistent with SFAS No. 123, the Company's net income (loss) and related per share amounts on

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
a pro forma basis would not be materially different from that reported in the accompanying consolidated statements of operations for the years ended March 31, 1996 and 1997.

    Because the SFAS No. 123 method of accounting has not been applied to options granted prior to March 31, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The fair value of each option grant is estimated on the date of grant using the minimum value method of option pricing model with the following assumptions used for the twenty-one option grants in fiscal 1996 and 1997; weighted average risk-free interest rate of 6.63 percent; expected dividend yields of 0.00 percent; and an expected life of 10 years.

    RESTRICTED STOCK

    During fiscal 1996, the Company granted 600,000 shares of nontransferable common stock under restricted stock agreements to certain employees. These shares were valued at a fair value of $2.34. The restrictions lapse on the shares ten years from the date of grant or, if the Company achieves certain objectives for earnings growth from fiscal 1997 through fiscal 2002, or, on a change in control of the Company. The unearned portion of restricted stock is included in stockholders' deficit and is being amortized as compensation expense on a straight-line basis over the vesting period.

    1997 EMPLOYEE STOCK PURCHASE PLAN

    In February 1997, the Board adopted, and the stockholders approved, the 1997 Employee Stock Purchase Plan ("Purchase Plan"). The Company has reserved 250,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first or last day of each option purchase period, as defined. No shares were issued under the Purchase Plan during fiscal 1997.

    DIRECTOR OPTION PLAN

    In February 1997, the Board adopted, and the stockholders approved, the 1997 Director Option Plan ("Director Plan"). The Company has reserved 150,000 shares of common stock for issuance under the Director Plan. The Director Plan provides an initial grant of options to purchase 25,000 shares of common stock to each new eligible outside director of the Company upon election to the Board. In addition, commencing with the 1998 Annual Stockholders meeting, such eligible outside directors are granted an option to purchase 5,000 shares of common stock at each annual meeting. The exercise price per share of all options granted under the Director Plan will be equal to the fair market value of the Company's common stock on the date of grant. Options may be granted for periods up to ten years and generally vest over four years. No grants were made under the Director Plan in fiscal 1997.

    INITIAL PUBLIC OFFERING

    On April 8, 1997, the Company offered and sold 2,300,000 shares of its common stock generating net proceeds of $19,251,000 after underwriting discounts and commissions. The Company used the proceeds for, among other things, the payoff of all bank debt.

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

11. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) Employee Savings Plan ("Plan") covering substantially all employees. The Plan provides for savings and pension benefits and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Those employees who participate in the Plan are entitled to make contributions of up to 20 percent of their compensation, limited by IRS statutory contribution limits. In addition to employee contributions, the Company also contributes to the Plan by matching 25% of employee contributions. Amounts contributed to the Employee Savings Plan by the Company during fiscal 1995, 1996 and 1997, and the six months ended September 30, 1996 and 1997, were $170,000, $203,000, $189,000, $84,000, and $149,000, respectively.

12. GEOGRAPHIC OPERATIONS

    The Company operates exclusively in the computer software industry. A summary of the Company's continuing operations by geographic area is presented below (in thousands):

                                                          UNITED
                                                          STATES     EUROPE    CONSOLIDATED
                                                         ---------  ---------  -----------
Year ended March 31, 1995
  Revenues.............................................  $  16,216  $   3,412   $  19,628
  Operating profit (loss)..............................        481       (430)         51
  Identifiable assets..................................      6,855      2,932       9,787
Year ended March 31, 1996
  Revenues.............................................  $  16,818  $   6,948   $  23,766
  Operating profit (loss)..............................     (5,010)       458      (4,552)
  Identifiable assets..................................      9,427      4,390      13,817
Six months ended September 30, 1996 (unaudited)
  Revenues.............................................  $  10,599  $   4,401   $  15,000
  Operating profit.....................................        409        400         809
  Identifiable assets..................................      9,648      4,501      14,149
Year ended March 31, 1997
  Revenues.............................................  $  24,925  $  10,110   $  35,035
  Operating profit.....................................      3,513        697       4,210
  Identifiable assets..................................     14,353      5,385      19,738
Six months ended September 30, 1997 (unaudited)
  Revenues.............................................  $  15,651  $   7,567   $  23,218
  Operating profit (loss)..............................    (30,789)       688     (30,101)
  Identifiable assets..................................     30,082     10,261      40,343

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

13. SUBSEQUENT EVENT (UNAUDITED)

    ACQUISITION

    On August 29, 1997, the Company's Board of Directors approved the acquisition of Apsylog S.A., a French corporation based in Paris, France, through the acquisition of all of the outstanding shares of United Software, Inc., a Delaware corporation and the parent corporation of Apsylog. The acquisition, which was completed September 19, 1997, was pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997. United Software, Inc. develops decision software solutions designed for asset management. The consideration for the stock of United Software, Inc. included 1,916,213 shares of Peregrine Common Stock (including 32,021 shares of Common Stock issuable upon exercise of outstanding options assumed by the Company, all of which were fully vested at the time of the acquisition) valued at $15.92 per share or $30,506,000 plus an additional $8,111,000 consisting of expenses directly related to the acquisition and the assumption of net liabilities of United Software, Inc.

    The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. A summary of the net assets acquired, after allocation of purchase price, at September 19, 1997 is as follows (in thousands):

TANGIBLE ASSETS:
  Current assets (including cash of approximately $582)............  $   4,276
  Property and equipment...........................................        335
                                                                     ---------
                                                                         4,611
INTANGIBLE ASSETS:
  Acquired in-process research and development.....................     34,775
  Goodwill.........................................................      3,842
                                                                     ---------
                                                                        38,617
                                                                     ---------
    Total assets acquired..........................................     43,228
                                                                     ---------
Liabilities assumed................................................      4,611
                                                                     ---------
    Net assets acquired............................................  $  38,617
                                                                     ---------
                                                                     ---------

    Acquired in-process research and development represents the present value of the estimated cash flows expected to be generated by the United Software related technology, which at the acquisition date had not yet reached the point of technological feasibility and does not have an alternative future use. Therefore, in accordance with generally accepted accounting principles, acquired in-process research and development of $34,775,000 was written off and charged to operations during the three and six month period ended September 30, 1997.

    The remaining excess of the purchase price over the estimated fair values of net assets acquired amounted to approximately $3.8 million, which has been accounted for as goodwill and is being amortized over five years using the straight line method.

    The accompanying consolidated statements of operations reflect the operating results of United Software since September 19, 1997. Pro forma unaudited consolidated operating results (as though the acquisition took

                            PEREGRINE SYSTEMS, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

13. SUBSEQUENT EVENT (UNAUDITED) (CONTINUED) place on April 1, 1996 and April 1, 1997) of the Company and United Software for the six months ended September 30, 1996 and 1997, respectively, are summarized below (in thousands):

                                                                            1996       1997
                                                                          ---------  ---------
                                                                              (UNAUDITED)
Revenue.................................................................  $  18,107  $  27,697
Operating income (loss).................................................     (1,493)     2,563
Net income (loss).......................................................     (1,496)     1,077

    These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments such as the expensing of additional goodwill amortization. However, they do not include the impact of the write-off of $34.8 million of acquired in-process research and development costs. They do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions been in effect on April 1, 1996 and 1997, or of future results of operations of the consolidated entities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To United Software, Inc.:

    We have audited the accompanying consolidated balance sheets of United Software, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Software, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
September 19, 1997

                             UNITED SOFTWARE, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                                              1995           1996          1997
                                                                          -------------  -------------  -----------
                                                                                                        (UNAUDITED)
                                                ASSETS
Current Assets:
  Cash..................................................................    $     168      $   1,114     $     896
  Accounts receivable, net of allowance for doubtful accounts of $70,
    $45 and $97, respectively...........................................        2,352          3,297         4,030
  Other current assets..................................................          290            370           258
                                                                          -------------  -------------  -----------
    Total current assets................................................        2,810          4,781         5,184
  Property and equipment, net...........................................          240            322           348
  Other assets..........................................................           94            875           887
                                                                          -------------  -------------  -----------
                                                                            $   3,144      $   5,978     $   6,419
                                                                          -------------  -------------  -----------
                                                                          -------------  -------------  -----------

                                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Bank line of credit...................................................    $     439      $     675     $   1,486
  Accounts payable......................................................          933          1,854         1,701
  Accrued expenses......................................................        1,957          5,702         3,993
  Deferred revenue......................................................           92          1,033         2,315
  Notes payable.........................................................       --              1,218         1,329
                                                                          -------------  -------------  -----------
    Total current liabilities...........................................        3,421         10,482        10,824
                                                                          -------------  -------------  -----------
                                                                          -------------  -------------  -----------
Commitments and Contingencies
Stockholders' Deficit:
  Series A, preferred stock.............................................        2,182          2,589         2,974
  Series B, preferred stock.............................................       --             --             1,455
  Accumulated deficit...................................................       (2,429)        (7,141)       (8,878)
  Cumulative translation adjustment.....................................          (30)            48            44
                                                                          -------------  -------------  -----------
    Total stockholders' deficit.........................................         (277)        (4,504)       (4,405)
                                                                          -------------  -------------  -----------
                                                                            $   3,144      $   5,978     $   6,419
                                                                          -------------  -------------  -----------
                                                                          -------------  -------------  -----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                YEAR ENDED         SIX MONTHS ENDED
                                                                               DECEMBER 31,            JUNE 30,
                                                                             1995       1996       1996       1997
                                                                           ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Revenues:
  Licenses...............................................................  $   5,422  $   4,168  $   1,875  $   2,672
  Maintenance and services...............................................      1,537      2,300      1,232      1,807
                                                                           ---------  ---------  ---------  ---------
    Total revenues.......................................................      6,959      6,468      3,107      4,479
                                                                           ---------  ---------  ---------  ---------
Costs and Expenses:
  Cost of licenses.......................................................        909      1,179        475        605
  Cost of maintenance and services.......................................      1,417      2,334      1,165      1,349
  Sales and marketing....................................................      2,289      2,961      1,317      1,616
  Research and development...............................................      2,706      3,001      1,165      1,529
  General and administrative.............................................      1,569      2,030        903      1,107
                                                                           ---------  ---------  ---------  ---------
    Total costs and expenses.............................................      8,890     11,505      5,025      6,206
                                                                           ---------  ---------  ---------  ---------
    Operating loss.......................................................     (1,931)    (5,037)    (1,918)    (1,727)
Interest income (expense) and other, net.................................        328        325        226        (10)
                                                                           ---------  ---------  ---------  ---------
Net loss.................................................................  $  (1,603) $  (4,712) $  (1,692) $  (1,737)
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                              NO. OF SERIES A
                                 PREFERRED      SERIES A    NO. OF SERIES B   SERIES B                              CUMULATIVE
                                  SHARES        PREFERRED      PREFERRED      PREFERRED     COMMON     ACCUMULATED  TRANSLATION
                                OUTSTANDING       STOCK         SHARES         SHARES        STOCK       DEFICIT    ADJUSTMENT
                              ---------------  -----------  ---------------  -----------  -----------  -----------  -----------
Balance, December 31,
  1994......................         2,000      $   1,500         --          $  --        $  --        $    (826)   $  --
Net Loss....................        --             --             --             --           --           (1,603)      --
Issuance of Series A
  Preferred Stock...........           909            682         --             --           --           --           --
Equity adjustment from
  foreign currency
  translation...............        --             --             --             --           --           --              (30)
                                     -----     -----------        ------     -----------  -----------  -----------  -----------
Balance, December 31,
  1995......................         2,909          2,182         --             --           --           (2,429)         (30)
Net Loss....................        --             --             --             --           --           (4,712)      --
Issuance of Series A
  Preferred Stock...........           543            407         --             --           --           --           --
Equity adjustment from
  foreign currency
  translation...............        --             --             --             --           --           --               78
                                     -----     -----------        ------     -----------  -----------  -----------  -----------
Balance, December 31,
  1996......................         3,452          2,589         --             --           --           (7,141)          48
Net Loss (Unaudited)........        --             --             --             --           --           (1,737)      --
Issuance of Series A
  Preferred Stock
  (Unaudited)...............           514            385         --             --           --           --           --
Issuance of Series B
  Preferred Stock
  (Unaudited)...............        --             --              2,010          1,455       --           --           --
Equity adjustment from
  foreign currency
  translation (Unaudited)...        --             --             --             --           --           --               (4)
                                     -----     -----------        ------     -----------  -----------  -----------  -----------
Balance, June 30, 1997
  (Unaudited)...............         3,966      $   2,974          2,010      $   1,455    $  --        $  (8,878)   $      44
                                     -----     -----------        ------     -----------  -----------  -----------  -----------
                                     -----     -----------        ------     -----------  -----------  -----------  -----------


                                 TOTAL
                              STOCKHOLDERS
                                DEFICIT
                              -----------
Balance, December 31,
  1994......................   $     674
Net Loss....................      (1,603)
Issuance of Series A
  Preferred Stock...........         682
Equity adjustment from
  foreign currency
  translation...............         (30)
                              -----------
Balance, December 31,
  1995......................        (277)
Net Loss....................      (4,712)
Issuance of Series A
  Preferred Stock...........         407
Equity adjustment from
  foreign currency
  translation...............          78
                              -----------
Balance, December 31,
  1996......................      (4,504)
Net Loss (Unaudited)........      (1,737)
Issuance of Series A
  Preferred Stock
  (Unaudited)...............         385
Issuance of Series B
  Preferred Stock
  (Unaudited)...............       1,455
Equity adjustment from
  foreign currency
  translation (Unaudited)...          (4)
                              -----------
Balance, June 30, 1997
  (Unaudited)...............   $  (4,405)
                              -----------
                              -----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                YEAR ENDED         SIX MONTHS ENDED
                                                                               DECEMBER 31,            JUNE 30,
                                                                             1995       1996       1996       1997
                                                                           ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Cash flow from operating activities:
  Net loss...............................................................  $  (1,603) $  (4,712) $  (1,692) $  (1,737)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Depreciation and amortization..........................................         65         81         38         47
Increase (decrease) in cash resulting from changes in:
  Accounts receivable, net...............................................        186       (945)      (235)      (733)
  Other current assets...................................................        359        (80)      (353)       112
  Other assets...........................................................        (22)       (59)       (10)       (12)
  Accounts payable.......................................................       (114)       921        905       (153)
  Accrued expenses.......................................................        463      4,255        645     (2,219)
  Deferred revenue.......................................................         76        941         54      1,282
                                                                           ---------  ---------  ---------  ---------
    Net cash provided by (used in) operating activities..................       (590)       402       (648)    (3,413)
                                                                           ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment....................................       (222)      (163)       (52)       (73)
  Cash paid for goodwill.................................................     --           (212)      (212)    --
                                                                           ---------  ---------  ---------  ---------
  Net cash (used in) investing activities................................       (222)      (375)      (264)       (73)
                                                                           ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds (repayments) from bank line of credit, net....................        164        236        (79)       811
  Notes payable..........................................................        (64)       198        385        621
  Issuance of preferred stock............................................        682        407        407      1,840
                                                                           ---------  ---------  ---------  ---------
    Net cash provided by financing activities............................        782        841        713      3,272
                                                                           ---------  ---------  ---------  ---------
  Effect of exchange rate changes on cash................................        (30)        78         31         (4)
                                                                           ---------  ---------  ---------  ---------
Net increase (decrease) in cash..........................................        (60)       946       (168)      (218)
                                                                           ---------  ---------  ---------  ---------
Cash, beginning of year..................................................        228        168        168      1,114
                                                                           ---------  ---------  ---------  ---------
Cash, end of year........................................................        168  $   1,114  $  --      $     896
                                                                           ---------  ---------  ---------  ---------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for: Interest................................  $  --      $      17  $       7  $      61
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------
Supplemental Disclosure of Non Cash Investing and Financing Activities:
  Issuance of note payable in connection with acquisition................  $  --      $     510  $     510  $  --
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    On May 30, 1997, Apsylog S.A., a French corporation organized under the laws of the Republic of France, became a majority-owned subsidiary of United Software, Inc., a Delaware corporation. United Software, Inc. is a worldwide leader in IT Asset Management software and services. Apsylog Asset Manager is a comprehensive decision support software solution that manages the entire IT asset lifecycle, from asset acquisition, through asset deployment and tracking, to asset retirement. Designed to meet the requirements of some of the world's most sophisticated users of information technology, Asset Manager combines procurement, asset tracking, and help desk modules into a powerful enterprise information resource. The company sells its software and services in both Europe and the United States through both a direct and indirect sales force.

    Pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997, on September 19, 1997, the Company completed the sale of all of its outstanding capital stock to Peregrine Systems, Inc. ("Peregrine"). See Note 10.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles and include the accounts of United Software, Inc. and its wholly owned subsidiaries (collectively, "the Company"). All significant intercompany accounts and transactions have been eliminated.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim balance sheet as of June 30, 1997 and the statements of operations and cash flows and related notes for the six months ended June 30, 1997 and 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. Results for the interim periods are not necessarily indicative of results to be expected for the full fiscal year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a legally binding agreement has been signed, the software has been delivered, there are no

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    Cost of license revenues consist primarily of amounts to be paid to third-party vendors, product media, manuals, packaging materials, personnel and related shipping costs. Cost of maintenance and service revenues consists primarily of salaries, benefits, and allocated overhead costs incurred in providing telephone support, consulting services, and training to customers.

BUSINESS RISK AND CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of trade receivables. The Company performs ongoing credit evaluations of its customers financial condition. Management believes that the concentration of credit risk with respect to trade receivables is further mitigated as the Company's customer base consists primarily of large companies. The Company maintains reserves for credit losses and such losses historically have been within management expectations.

    A significant portion of the Company's revenues are from its Apsylog Asset Manager product and related services. Any factor adversely affecting the pricing of, demand for or market acceptance of, the Apsylog Asset Manager product could have a material adverse affect on the Company's business, financial condition and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its term debt and borrowings under the Company's line of credit approximates fair value.

FOREIGN CURRENCY RISK

    The Company conducts business principally in French francs. As a result, the Company is subject to the risk of foreign currency fluctuations. To date, the Company has not experienced any material losses as a result of foreign currency fluctuations.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives, generally three to five years for furniture and equipment. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations for the applicable period.

GOODWILL

    The excess of acquisition cost over the fair value of net assets of businesses acquired (goodwill) is being amortized using the straight-line method, generally over five years.

CAPITALIZED COMPUTER SOFTWARE

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. During the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 no software development costs were capitalized as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company is the French franc. Assets and liabilities of the Company's foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiaries are not included in operations but are reported as a separate component of stockholders' deficit. Gains and losses on transactions in denominations other than the functional currency of the Company's foreign operations, while not significant in amount, are included in the results of operations. The Company does not enter into foreign exchange transactions to hedge its balance sheet exposures or intercompany balances against movements in foreign exchange rates.

INCOME TAXES

    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

2.  BALANCE SHEET COMPONENTS

    Other current assets consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Inventory..........................................  $      197     $      177     $      136
Prepaids and other.................................          93            193            122
                                                            ---            ---            ---
                                                     $      290     $      370     $      258
                                                            ---            ---            ---
                                                            ---            ---            ---

    Property and equipment consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Furniture and Equipment............................  $      328     $      435     $      487
Leasehold improvements.............................           1             57             78
                                                            ---          -----          -----
                                                            329            492            565
Accumulated depreciation...........................         (89)          (170)          (217)
                                                            ---          -----          -----
                                                     $      240     $      322     $      348
                                                            ---          -----          -----
                                                            ---          -----          -----

    Other assets consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1995           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Goodwill, net......................................  $        9     $      731     $      753
Other long-term assets.............................          85            144            134
                                                            ---            ---            ---
                                                     $       94     $      875     $      887
                                                            ---            ---            ---
                                                            ---            ---            ---

    Accrued expenses consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1995           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Salaries and benefits..............................  $      242     $      370     $      254
Legal and professional.............................      --                 77             77
Foreign taxes......................................         733          1,295          1,311
Other..............................................         982          3,960          2,351
                                                         ------         ------         ------
                                                     $    1,957     $    5,702     $    3,993
                                                         ------         ------         ------
                                                         ------         ------         ------

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

3.  SALE OF SUBSIDIARIES

    Subsequent to June 30, 1997, the Company sold the operations of its SMI and Apsydoc subsidiaries. These subsidiaries were engaged in software related services and hardware distribution. These companies were sold to their respective management. The sales of these companies did not result in any significant gains or losses. The assets of these companies have been included in the June 30, 1997 balance sheet at their respective net realizable values.

    Additionally, as part of the acquisition of the Company by Peregrine (see
Note 10), the management of its Netform and Apsynet subsidiaries are in the process of negotiating the acquisition of these units from Peregrine. Accordingly, net assets of these companies have been stated at their anticipated net realizable value as of June 30, 1997.

    The operations of SMI, Apsydoc, Apsynet and Netform were not significant either individually or collectively during the years ended December 31, 1995 and 1996 or during the six months ended June 30, 1997 and 1996.

4.  DEBT

LINE OF CREDIT

    The Company has a demand line of credit with a bank which provides for maximum borrowings of 7 million French francs ($1,180,339 U.S. Dollars). The maximum commitment is based on 100 percent of available accounts receivable and are secured by commercial notes. Borrowings under the agreement bear interest at the bank's French federal funds rate (6.3% at June 30, 1997) plus 3.25 percent and are collateralized by trade receivables. At June 30, 1997, the Company had exceeded its borrowing limit.

    The Company's U.S. subsidiary had a demand line of credit with a bank for up to $80,000 in support of trade accounts receivable. These advances bear interest at prime plus 3 percent. These borrowings are secured by U.S. accounts receivable. At June 30, 1997 the line was inactive. As of December 31, 1995 and 1996 and June 30, 1997, there was $80,000, $0, and $0 outstanding, respectively.

NOTES PAYABLE

    During 1993, Apsylog S.A. entered into agreements totaling 11,000,000 French Francs ($2,059,926) with the French Government Export and Export Insurance Administrator for the development of export products. These funds are to be spent only for the development of export related products and are due upon a change in control of the Company. These advances do not bear interest and are to be repaid before 2001. At December 31, 1995 and 1996 and at June 30, 1997, the following were outstanding $0, $708,000 and $819,000, respectively.

    Additionally, during January 1996, the Company acquired the operations of another company for approximately $1,000,000, of which approximately 50% was paid at closing. The Company has allocated this purchase price to the net assets acquired based on fair market value. The Company is obligated to pay the remaining balance should the Company be acquired. Accordingly, the unpaid balance of approximately $510,000 has been recorded as non-interest bearing notes payable in the accompanying financial statements as of December 31, 1996 and June 30, 1997. The operations of this company were not significant in the year ended December 31, 1996 or during the six months ended June 30, 1997.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

5.  INCOME TAXES

    The Company has incurred losses since its inception. Net operating loss carryforwards for foreign income tax purposes as of December 31, 1996 were approximately $3,600,000. Net operating loss carryforwards for U.S. federal income tax purposes as of December 31, 1996 were approximately $1,500,000. All operating loss carryforwards are subject to certain limitations. In accordance with SFAS 109, the Company has recorded a full valuation allowance against its deferred tax asset since the Company cannot currently demonstrate that it is more likely than not that its deferred tax asset will be realizable in future periods.

6.  COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under noncancellable operating lease agreements. The leases generally require the Company to pay all executory costs such as taxes, insurance, and maintenance related to the assets. Certain of the leases contain provisions for periodic rate escalations to reflect cost-of-living increases. Rent expense for such leases totaled approximately $524,000 and $521,000 in 1995 and 1996, and $280,000 and $293,000
for the six months ended June 30, 1996 and 1997, respectively. Future minimum lease payments for operating leases at June 30, 1997 are as follows (in thousands):

                                                                                     OPERATING
                                                                                      LEASES
                                                                                     --------
July 1, 1997 - December 31, 1997...................................................  $   75
1998...............................................................................     121
1999...............................................................................      66
2000...............................................................................       2
Thereafter.........................................................................    --
                                                                                        ---
    Total minimum lease payments...................................................  $  264
                                                                                        ---
                                                                                        ---

    The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

7.  STOCKHOLDERS' DEFICIT

    On May 30, 1997, Apsylog S.A. was reorganized to become a majority-owned subsidiary of United Software, Inc., a Delaware corporation. In connection therewith, substantially all of the shares of common stock of Apsylog were exchanged for a similar number of Preferred A shares of United Software, Inc. Additionally, 3,078,983 common shares of Apsylog S.A. are subject to put/call arrangements at a similar exchange rate. Accordingly, the common stock of Apsylog S.A. is considered Preferred A shares of United Software, Inc. for all periods presented.

    United Software, Inc. has no operations apart from holding its investment in Apsylog S.A.

    In connection with the reincorporation of Apsylog discussed above, United Software established the following capital structure:

    Common Stock: 15,000,000 authorized of which 1,000,000 have been reserved for issuance under the Company's 1997 Stock plan. There are no outstanding common shares at June 30, 1997.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
  PREFERRED STOCK

    In connection with the reincorporation, 10,000,000 shares of preferred stock have been authorized of which two series, A and B, have been designated.

    Series A

3,966,084 shares of preferred stock have been designated Series A. These shares are junior to Series B in liquidation and carry a $.075 annual non-cumulative dividend. The common shares outstanding are considered Series A Preferred for all periods presented. These shares are convertible into an equal number of common shares at the option of the holder or upon the occurrence of an initial public offering or upon a change of control.

    Series B

2,009,530 shares have been designated Series B preferred stock. These shares have a liquidation preference before Series A and carry an annual non-cumulative dividend rate of $.075 per share. These shares are convertible at the option of the holder into an equal number of common shares. The conversion is mandatory upon the occurrence of an initial public offering or upon a change of control.

    The remaining 4,024,386 preferred shares are undesignated.

STOCK OPTIONS

    During July 1997, the Company established the 1997 United Software, Inc. Stock Plan. The Company has reserved 1,000,000 shares of common stock for grant under this plan. This plan provides for the grant of options or stock at a current price as determined by the Company's Board of Directors. Option and stock grants generally vest over four years.

    There have been no grants of stock options through June 30, 1997. See Note
10.

8.  PROFIT SHARING PLAN

    The Company maintains a profit sharing plan covering substantially all employees in France. This plan provides for payments to employees by the attainment of certain revenue and income targets. During the year ended December 31, 1995 and during the six-month periods ended June 30, 1996 and 1997 the Company did not reach the revenue and income targets and therefore made no payments during the respective periods. However, for the year ended December 31, 1996, the Company provided $111,674.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

9.  GEOGRAPHIC OPERATIONS

    The Company operates exclusively in the computer software industry. A summary of the Company's operations by geographic area is presented below (in thousands):

                                                                              UNITED STATES   EUROPE    CONSOLIDATED
                                                                              -------------  ---------  -----------
Year ended December 31, 1995
  Revenues..................................................................    $     273    $   6,686   $   6,959
  Operating (loss)..........................................................         (290)      (1,641)     (1,931)
  Identifiable assets.......................................................           65        3,079       3,144
Year ended December 31, 1996
  Revenues..................................................................    $     636    $   5,832   $   6,468
  Operating (loss)..........................................................         (681)      (4,356)     (5,037)
  Identifiable assets.......................................................        1,147        4,831       5,978
Six months ended June 30, 1996
  Revenues..................................................................    $      38    $   3,069   $   3,107
  Operating (loss)..........................................................         (387)      (1,531)     (1,918)
  Identifiable assets.......................................................          640        3,670       4,310
Six months ended June 30, 1997
  Revenues..................................................................    $     464    $   4,015   $   4,479
  Operating (loss)..........................................................         (492)      (1,235)     (1,727)
  Identifiable assets.......................................................        1,658        4,761       6,419

10.  SUBSEQUENT EVENTS

    In July 1997, the Company granted 511,858 options at $0.075 per share and stock grants for 1,563,708 shares at $0.075 per share, all of which vested 100% at the date of grant. Accordingly, the Company will take a charge in the relevant period for the fair value of the grants.

    On August 29, 1997 the Company's Board of Directors approved, and pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997, on September 19, 1997, the Company completed the sale of all of its outstanding equity interest, including outstanding options, to Peregrine for 1,916,213 shares of Peregrine common stock valued at approximately $30,506,000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial information and explanatory notes give effect to the acquisition of United Software, Inc. by Peregrine Systems, Inc. pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997 and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information has been prepared utilizing the historical financial statements of Peregrine and United Software and should be read in conjunction with the historical statements and notes thereto included elsewhere herein.

    The unaudited pro forma combined statements of operations for the year ended March 31, 1997 and the six months ended September 30, 1997 assumes the acquisition was consummated at the beginning of such periods, April 1, 1996 and April 1, 1997, respectively.

    The unaudited pro forma combined statements of operations do not purport to be indicative of the operating results which would have been achieved had the acquisition been consummated on the above dates and should not be construed as representative of future operating results. The allocation of the purchase price in the accompanying pro forma statements is based on management's preliminary estimates and is subject to revision based on further studies and valuations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

      (ALL AMOUNTS IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997

                                                                  PEREGRINE    UNITED
                                                                  SYSTEMS,    SOFTWARE,     PRO FORMA
                                                                    INC.        INC.       ADJUSTMENTS    PRO FORMA
                                                                  ---------  -----------  -------------  -----------
Revenues:
  Licenses......................................................  $  13,367   $   2,672   $       --      $  16,039
  Maintenance and services......................................      9,851       1,807           --         11,658
                                                                  ---------  -----------  -------------  -----------
    Total revenues..............................................     23,218       4,479           --         27,697
Costs and Expenses
  Cost of licenses..............................................        128         605           --            733
  Cost of maintenance and services..............................      3,876       1,349           --          5,225
  Sales and marketing...........................................      8,925       1,616           --         10,541
  Research and development......................................      3,303       1,529          384(A)       5,216
  General and administrative....................................      2,312       1,107           --          3,419
  Acquired in-process research and development costs............     34,775          --      (34,775)(B)         --
                                                                  ---------  -----------  -------------  -----------
    Total costs and expenses....................................     53,319       6,206      (34,391)        25,134
                                                                  ---------  -----------  -------------  -----------
  Operating income (loss).......................................    (30,101)     (1,727)      34,391          2,563
  Interest income (expense), other, net.........................        404         (10)          --            394
                                                                  ---------  -----------  -------------  -----------
  Income (loss) from continuing operations before income taxes..    (29,697)     (1,737)      34,391          2,957
  Income tax expense............................................      1,880          --           --          1,880
                                                                  ---------  -----------  -------------  -----------
  Net income (loss).............................................  $ (31,577)  $  (1,737)  $  (34,391)     $   1,077
                                                                  ---------  -----------  -------------  -----------
                                                                  ---------  -----------  -------------  -----------
  Net income (loss) per share...................................  $   (2.14)                              $    0.05
  Weighted average common and common equivalent shares
    outstanding.................................................     14,777                                  19,933
                                                                  ---------                              -----------
                                                                  ---------                              -----------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

          (ALL AMOUNTS IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)
                       FOR THE YEAR ENDED MARCH 31, 1997

                                                                                UNITED       PRO FORMA
                                                                               SOFTWARE,    ADJUSTMENTS    PRO FORMA
                                                                                 INC.      -------------  -----------
                                                                  PEREGRINE   -----------
                                                                  SYSTEMS,                  (UNAUDITED)   (UNAUDITED)
                                                                    INC.       (AUDITED)
                                                                 -----------
                                                                  (AUDITED)
Revenues:
  Licenses.....................................................   $  20,472    $   4,168     $      --     $  24,640
  Maintenance and services.....................................      14,563        2,300            --        16,863
                                                                 -----------  -----------        -----    -----------
    Total revenues.............................................      35,035        6,468            --        41,503
                                                                 -----------  -----------        -----    -----------
Costs and Expenses:
  Cost of licenses.............................................         215        1,179            --         1,394
  Cost of maintenance and services.............................       4,661        2,334            --         6,995
  Sales and marketing..........................................      15,778        2,961            --        18,739
  Research and development.....................................       5,877        3,001           768(A)      9,646
  General and administrative...................................       3,816        2,030            --         5,846
                                                                 -----------  -----------        -----    -----------
    Total costs and expenses...................................      30,347       11,505           768        42,620
                                                                 -----------  -----------        -----    -----------
  Operating income (loss)......................................       4,688       (5,037)         (768)       (1,117)
                                                                 -----------  -----------        -----    -----------
  Interest income (expense) and other, net.....................        (478)         325            --          (153)
  Income from continuing operations before income taxes........       4,210       (4,712)         (768)       (1,270)
  Income tax benefit...........................................       1,592           --            --         1,592
                                                                 -----------  -----------        -----    -----------
  Net income (loss)............................................   $   5,802    $  (4,712)    $    (768)    $     322
                                                                 -----------  -----------        -----    -----------
                                                                 -----------  -----------        -----    -----------
  Net income per share.........................................   $    0.39                                $    0.02
                                                                 -----------                              -----------
                                                                 -----------                              -----------
Weighted average common and common equivalent shares
  outstanding..................................................      14,964                                   16,880
                                                                 -----------                              -----------
                                                                 -----------                              -----------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

               NOTES AND MANAGEMENT ASSUMPTIONS TO THE UNAUDITED

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

    The unaudited pro forma combined financial statements of Peregrine have been prepared based on the historical financial statements of Peregrine for the year ended March 31, 1997 and the six months ended September 30, 1997, and for United Software for the year ended December 31, 1996 and the six months ended June 30, 1997, considering the effects of the acquisition under the purchase method. The pro forma statement of operations for the year ended March 31, 1997 and for the six months ended September 30, 1997 has been prepared as if the acquisition had been consummated on April 1, 1996 and April 1, 1997, respectively. The September 30, 1997 balance sheet of Peregrine, presented elsewhere herein, includes the financial position of United Software, Inc. at September 30, 1997. Accordingly, a pro forma balance sheet is not presented herein.

    In management's opinion, all material adjustments necessary to reflect the effects of the acquisition have been made. The unaudited pro forma combined statements of operations are not necessarily indicative of the actual results of operations of Peregrine would have been assuming the acquisition had been completed as of April 1, 1996 or April 1, 1997, nor are they indicative of the financial position or results of operations for future periods. The pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Peregrine and United Software.

2.  PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

    (A) Amortization of the goodwill for United Software will be on the straight-line method over five years and is included in depreciation and amortization expense.

    (B) The pro forma combined statement of operations excludes the charge of $34.8 million for acquired research and development, which arose from the acquisition. These charges are included in the Company's consolidated financial statements for the six-month period ended September 30, 1997.

    (C) Fully diluted shares, including common stock equivalents, required to be included in calculation of net income per share.

    The purchase price for the United Software acquisition was allocated to the tangible and intangible assets of United Software based on the fair values of those assets. The evaluation of the underlying technology acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risks related to the viability of and potential changes in future target markets.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee...........................................  $   6,617
                                                                 ---------
Printing Fees and Expenses.....................................     20,000
                                                                 ---------
Legal Fees and Expenses........................................     75,000
                                                                 ---------
Accounting Fees and Expenses...................................     40,000
                                                                 ---------
Transfer Agent and Registrar Fees..............................      5,000
                                                                 ---------
Miscellaneous..................................................      2,000
                                                                 ---------
    Total......................................................  $ 148,617*
                                                                 ---------
                                                                 ---------

------------------------
* The Registrant also paid a fee of $17,500 to the Nasdaq National Market in connection with the issuance of 1,884,182 shares of common stock in connection with the Apsylog Acquisition.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Registrant has issued and sold the following unregistered securities:

        1. From January 1, 1994 to September 30, 1997, the Registrant issued and sold 36,500 shares of Common Stock to employees at prices ranging from $1.34 to $2.34 upon exercise of stock options pursuant to Registrant's Nonqualified Stock Option Plan, 1991 Nonqualified Stock Option Plan and its 1994 Stock Option Plan.

        2. Pursuant to an Agreement and Plan of Reorganization dated March 16, 1995, whereby the Company acquired Bridge Technology, Inc. ("Bridge Technology"), the Company issued 237,000 shares of its Common Stock to the selling stockholder of Bridge Technology.

        3. On November 1, 1995 the Registrant issued Alan H. Hunt, the Company's President and Chief Executive Officer, an aggregate of 400,000 shares of Common Stock and David A. Farley, the Company's Vice President, Finance, and Chief Financial Officer, an aggregate of 200,000 shares under Restricted Stock Agreements. The shares under these agreements vest incrementally over ten years, subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones.

        4. Pursuant to an Agreement and Plan of Reorganization dated as of November 30, 1995, whereby the Company acquired XVT Software Inc. ("XVT"), the Company issued 2,018,808 shares of its Common Stock to the selling stockholders of XVT.

        5. Pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997, whereby the Company acquired United Software, Inc. ("United"), the Company issued 1,884,194 shares of its Common Stock to the stockholders of United.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act,
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

    EXHIBIT NO.       EXHIBIT TITLE
--------------------  ----------------------------------------------------------------------------------------------
     3.1         (b)  Amended and Restated Certificate of Incorporation filed with the Secretary of State of
                        Delaware on February 11, 1997.
     3.2         (b)  Bylaws, as amended.
     4.1         (b)  Specimen Common Stock Certificate.
     4.2         (e)  Declaration of Registration Rights, dated September 19, 1997, granted by the Registrant to
                        Stockholders of United Software, Inc.
     5.1         (a)  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
    10.1         (b)  Nonqualified Stock Option Plan, as amended, and forms of Stock Option Agreement and Stock
                        Buy-Sell Agreement.
    10.2         (b)  1991 Nonqualified Stock Option Plan, as amended, and forms of Stock Option Agreement and Stock
                        Buy-Sell Agreement.
    10.3         (d)  1994 Stock Option Plan, as amended through February 6, 1997, including 1995 Stock Option Plan for French Employees.
    10.4         (d)  Form of Stock Option Agreement under 1994 Stock Option Plan, as amended through February 6,
                        1997
    10.5         (d)  1997 Employee Stock Purchase Plan and forms of participation agreement thereunder.
    10.6         (d)  1997 Director Option Plan.
    10.7         (b)  Form of Indemnification Agreement for directors and officers.
    10.8         (e)  Credit Agreement dated as of July 1, 1997 by and between the Registrant and Wells Fargo Bank,
                        N.A.
    10.9         (b)  Sublease between the Registrant and JMI Services, Inc.

    EXHIBIT NO.       EXHIBIT TITLE
--------------------  ----------------------------------------------------------------------------------------------
    10.10        (b)  Lease between the Registrant and the Mutual Life Insurance Company of New York dated October
                        26, 1994, as amended in August 1995, and Notifications of Assignment dated June 14, 1996 and
                        December 9, 1996 for the Registrant's headquarters at 12670 High Bluff Drive, San Diego, CA.
    10.11        (b)  Lease between the Registrant and the Mutual Life Insurance Company of New York dated October
                        26, 1994, as amended in August 1995, and Notification of Assignment dated December 9, 1996 for the Registrant's headquarters at 12680 High Bluff Drive, San Diego, CA.
    10.14        (b)  XVT Stock Option Agreement dated January 18, 1995 between the Registrant and Christopher Cole, as amended on October 3, 1996.
    10.15        (c)  Restricted Stock Agreement dated November 1, 1995 between the Registrant and Alan Hunt.
    10.16        (c)  Restricted Stock Agreement dated November 1, 1995 between the Registrant and David Farley.
    10.17        (b)  Stock Option Agreement dated as of December 7, 1990 between the Registrant and Christopher
                        Cole as amended on October 26, 1995.
    10.18        (b)  Form of Stock Option Agreement under the 1995 Stock Option Plan for French Employees.
    10.19        (b)  Form of Stock Option Agreement under the 1997 Director Option Plan.
    10.20        (e)  Special Limited Lease dated November 15, 1995 between Central Monceau and Apsylog S.A.
                        (Translation from French original).
    10.21        (e)  Lease dated January 19, 1995 between Central Monceau and Apsylog S.A. (translation from French original).
    21.1         (e)  List of Subsidiaries of the Registrant.
    23.1         (a)  Consent of Arthur Andersen LLP, independent public accountants
    23.2         (a)  Consent of Arthur Andersen LLP, independent public accountants
    23.3         (a)  Consent of counsel (included in Exhibit 5.1)
    24.1         (a)  Power of Attorney (see II-4)

------------------------
(a)  Filed herewith.

(b) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-21483), which the Securities and Exchange Commission declared effective on April 8, 1997.

(c) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-21483), which the Securities and Exchange Commission declared effective on April 8, 1997. The Registrant has received confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

(d) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Annual Report on Form 10-K for the year ended March 31, 1997.

(e) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    (b)  Financial Statement Schedule

    Schedules not listed above have been omitted because the information required to be set forth therein is not, applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 7th day of November, 1997.

                                PEREGRINE SYSTEMS, INC.

                                By:               /s/ ALAN H. HUNT
                                     -----------------------------------------
                                                    Alan H. Hunt
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan H. Hunt and David A. Farley and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. SIGNATURE

                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                   /s/ ALAN H. HUNT                     President and Chief Executive         November 7, 1997
     -------------------------------------------          Officer (Principal Executive
                    (Alan H. Hunt)                        Officer) and Director

                 /s/ DAVID A. FARLEY                    Chief Financial Officer               November 7, 1997
     -------------------------------------------          (Principal Financial and
                  (David A. Farley)                       Accounting Officer) and
                                                          Director

                  /s/ JOHN J. MOORES                    Chairman of the Board of              November 7, 1997
     -------------------------------------------          Directors
                   (John J. Moores)

               /s/ CHRISTOPHER A. COLE                  Director                              November 7, 1997
     -------------------------------------------
                (Christopher A. Cole)

               /s/ RICHARD A. HOSLEY II                 Director                              November 7, 1997
     -------------------------------------------
                (Richard A. Hosley II)

               /s/ CHARLES E. NOELL III                 Director                              November 7, 1997
     -------------------------------------------
                (Charles E. Noell III)

               /s/ NORRIS VAN DEN BERG                  Director                              November 7, 1997
     -------------------------------------------
                (Norris van den Berg)